UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

Registration Statement under the Securities Act of 1933

MANTRA VENTURE GROUP LTD.
(Exact name of registrant as specified in its charter)

NEVADA	8900	26-0592672
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1205 – 207 West Hastings Street Vancouver, British Columbia, V6B 1H7 Tel (604) 609 2898
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CSC Services of Nevada, Inc. 502 East John Street Carson City, Nevada 89706 Tel (775) 882 3072
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Bacchus Corporate and Securities Law Suite 1820 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia V6C 3L2 Tel (604) 632 1700 Fax (604) 632 1730

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Prospectus is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filero Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☑

Title of Each Class of	Amount to be	Proposed	Proposed	Amount of
Securities to be	Registered	Maximum	Maximum	Registration Fee
Registered		Offering Price	Aggregate Offering	($)
		per Security (1)	Price (1)
		($)	($)
Shares of Common
Stock, par value	2,415,000	0.95	$2,294,250.00	90.16
$0.00001

Shares of Common
Stock, par value
$0.00001 underlying	2,150,000,	0.95	$2,042,500.00	80.27
Warrants or Options

Total Fee Due	4,565,000		$4,336,750.00	170.43

1

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act. The price per share and aggregate offering prices for the shares registered hereby are calculated on the basis of $0.95, which is the average of the high and low prices reported on the OTC Bulletin Board on February 12, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Mantra Venture Group Ltd. 4,565,000 Common Shares

The Offering:

We are registering 4,565,000 common shares held by 35 selling security holders, including 1,000,000 shares held by held by a company controlled by our sole director, 150,000 common shares underlying options held by David Warren, our Chief Financial Officer and Chief Operations Officer; 75,000 common shares underlying options held by Fred Mandl, our Vice President of Systems Development; and 100,000 common shares underlying options held by John Russell, our Vice President of Technology Evaluation. The 4,565,000 common shares being registered include 2,415,000 issued and outstanding common shares, 1,275,000 common shares underlying warrants and 875,000 common shares underlying options

The selling security holders may offer certain of our securities at prevailing market prices established on the OTC Bulletin Board at the time of sale or privately negotiated prices by the selling security holders.

All of the securities being registered are owned by existing shareholders and/or warrant or option holders. No cash will be received by us from sales of shares of common stock by the selling shareholders, but we will receive proceeds if the selling security holders exercise their warrants or options and pay cash. We will incur all costs associated with this Prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “MVTG.OB”. On February 14, 2008, the closing price of our common stock on the OTC Bulletin Board was $0.935. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for over-the-counter equity securities. Over-the-counter securities are traded by a community of market makers that enter quotes and trade through a sophisticated computer network. Information on the OTC Bulletin Board can be found at www.otcbb.com. These quotation reflect inter-dealer prices, without retain mark-up, mark-down or commissions, and may not represent actual transactions. Our common stock is presently not traded on any market or securities exchange. We do not intend to apply for listing on any national securities exchange or on the NASDAQ stock market. The purchasers in this offering may be receiving an illiquid security.

An investment in our securities is speculative. Investors should be able to afford the loss of their entire investment. See the section entitled "Risk Factors" below.

Neither the US Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall the selling security holders, sell any of these securities, in any state where such offer, solicitation or sale would be unlawful before registration or qualification under such state's securities laws.

3

Prospectus Summary

This Prospectus, any supplement to this Prospectus, and the documents incorporated by reference include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” and “Management's Discussion and Analysis of Financial Position and Results of Operations” sections elsewhere in this Prospectus.

Our Business

We were incorporated as a Nevada company on January 22, 2007. We have five wholly owned subsidiaries, all of which were incorporated in the State of Nevada: Mantra Energy Alternatives Ltd., Carbon Commodity Corporation, Climate ESCO Ltd., Mantra Media Corp., and Mantra Wind Inc.

Our principal office is located at 1205 – 207 West Hastings Street, Vancouver, British Columbia, Canada, V6B 1H7. Our telephone number is (604) 609 2898. Our fiscal year end is May 31.

We are building a portfolio of companies and technologies that mitigate negative environmental and health consequences that arise from the production of energy and the consumption of resources. On November 2, 2007, through our wholly owned subsidiary, Mantra Energy Alternatives Ltd., we entered into a technology assignment agreement with 0798465 BC Ltd. whereby we acquired 100% ownership of an invention for the electro-reduction of carbon dioxide. The technology is further described in greater detail under the heading “Description of Business” elsewhere in this Prospectus. Other than this, we have not acquired or developed any further commercially exploitable technology.

Our mission is to develop and commercialize alternative energy technologies and services to enable sustainable consumption, production and management of resources on residential, commercial and industrial scales. We plan to develop or acquire the following technologies and services: electrical power system monitoring technology, wind farm electricity generation, online retail of environmental sustainability solutions through a carbon marketplace, and media solutions to promote awareness of corporate actions that support the environment. To carry out our business strategy we intend to acquire or license from third parties technologies that require further development before they can be brought to market. We also intend to develop such technologies ourselves, and we anticipate that to complete commercialization of some technologies we will enter into joint ventures, partnerships, or other strategic relationships with third parties who have expertise that we may require. We also plan to enter into formal relationships with consultants, contractors, retailers, and manufacturers specialized in the areas of environmental sustainability in order to carry out our online retail strategy.

Our current management has experience in business development, capital raising, and marketing and management of industrial services, technologies and other companies, but have limited experience in the alternative energy and environmental sustainability sectors. Our business plan may fail due to our management’s lack of experience in these sectors. We have formed a Corporate Advisory Board consisting of five professionals to consult with us regarding the regulatory, policy, finance and management aspects of our various businesses. Over the next 12 months we also intend to hire several professionals to form a Scientific Advisory Board to assist us with the technical requirements and strategies associated with our planned operations. However, we currently have only two outside members of the Scientific Advisory Board (excluding John Russell, our vice-president of technology development, who chairs the Scientific Advisory Board). There is no guarantee that we can attract and retain other desired personnel. Our failure to retain qualified and skilled professionals may have an adverse effect on our proposed business. Also, there are many factors, described in detail under the section "Risk Factors”, which may adversely affect our ability to begin and sustain profitable operations.

We are a development stage company that has only recently begun operations. We have not generated any revenues from our intended business activities, and we do not expect to generate revenues in the next 12 months. We have not yet developed or acquired any commercially exploitable technology. Since our inception, we have incurred operational losses. To finance our operation, we completed several rounds of financing and raised $782,220 through the private placements of our common stock.

We will be dependent on future financing in order to maintain our operations and carry out our business plan. For the next twelve months (beginning February 2008), we plan to spend approximately $4,338,000 on acquisition and development of technologies, development of services, and on general operations. We currently do not have sufficient financing to carry out our business plan and there is no assurance that we will be able to obtain the necessary financing. Accordingly, there is uncertainty about our ability to continue our operations. If we cease our operations, you may lose your entire investment in our stock.

The Offering

An aggregate of 4,565,000 common shares (including 2,415,000 issued common shares, 1,275,000 common shares underlying warrants and 875,000 common shares underlying options) being registered by this Prospectus represent approximately 20% of our issued common stock assuming all options and warrants being registered are exercised. Both before and after the offering, our director, President and Chief Executive Officer, Larry Kristof, will control us. Before the offering, Larry Kristof, our director, President and Chief Executive Officer, has sole or shared voting and dispositive control (the right to sell the securities) over 15,225,000 shares, which is approximately 73% of our issued and outstanding stock. Even if Larry Kristof sells all 1,000,000 shares under his control that are being registering in this Prospectus, he will still control approximately 68% of our issued and outstanding stock

Securities Offered	The 35 selling security holders are offering the following shares:
	-	2,415,000 issued common shares;
	-	1,275,000 common shares underlying warrants ;
	-	875,000 common shares underlying options.

Initial Offering Price:	The selling security holders may sell certain securities at prevailing market prices on the OTC Bulletin Board or privately negotiated prices.

Minimum Number of Shares to be Sold in this Offering:	None

Securities Issued and to be Issued:

We have 20,969,328 shares of common stock issued and outstanding as of February 11, 2008. However, if all 2,773,750 outstanding options and warrants granted as of February 11, 2008 were exercised, there would be 23,743,078 common shares outstanding. All of the securities to be sold under this Prospectus will be sold by existing security holders. Our common stock is quoted on the OTC Bulletin Board under the symbol “MVTG.OB”. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Proceeds:

We will not receive any proceeds from the sale of the common stock by the selling security holders.

We will receive the cash proceeds from any exercise of warrants and options for the purchase of common shares registered in this Prospectus. We intend to use any such proceeds towards general and administrative expenses, including travel, meals and entertainment, office maintenance, communication expenses, courier and office supplies.

Financial Summary Information

All of the references to currency in this Prospectus are to US Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management’s Discussion and Analysis" and our accompanying consolidated Financial Statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	For the period	June 1, 2007	September 1, 2007	For the period
	from January	to August 31,	to November 30,	from January 22,
	22, 2007 (date of	2007	2007	2007 (date of
	inception) to	($)	($)	inception) to
	May 31, 2007			November 30,
	($)			2007
				($)

Revenues	-	-	-	-
Expenses	30,594	248,272	357,121	635,987
Net Loss	(30,594)	(248,272)	(357,121)	(635,987)
Net Loss per share	(0.002)	(0.013)	(0.018)	(0.033)

Balance Sheet Data

	May 31, 2007	November 30, 2007
	($)	($)
Working Capital Surplus (Deficiency)	(6,968)	(38,470)
Total Assets	27,146	290,782
Total Liabilities	22,239	240,562

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Business Risks

1. We are a development stage company and we may not be successful in developing our products or our services and the value of your investment could decline.

We are a development stage company with no substantial tangible assets in a highly competitive industry. We have little operating history, no customers, and no revenues. This makes it difficult to evaluate our future performance and prospects. Our prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an emerging and evolving industry, including the following factors:

  our business model and strategy are still evolving and are continually being reviewed and revised;

  we may not be able to raise the capital required to develop our initial client base and reputation; and

  we may not be able to successfully develop our planned products and services.

We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in us will decline.

2. We will need significant capital requirements to carry out our business plan, and we will not be able to further implement our business strategy unless sufficient funds are raised, which could cause us to discontinue our operations.

We have incurred expenses of $635,987 during the period from our inception on January 22, 2007 to November 30, 2007. We will require significant expenditures of capital in order to acquire and develop our planned technologies and services and to continue our operations. Specifically, we estimate that for the next 12 months our acquisition and development costs of alternative energy sources and energy production technologies, carbon emissions reduction and conversion technologies, carbon emissions and energy consumption assessment software and other business development costs will be approximately $3,578,000 and our operation costs will be approximately $760,000 for total expenses of 4,338,000 At November 30, 2007 we had approximately $185,000 in cash assets. Therefore, we expect that we need in total, approximately $4,152,000 in financing in order to implement our business plan for the next 12 months (beginning February 2008). We plan to obtain the necessary funds through private equity offerings. We may not be able to raise sufficient amounts from our planned sources. In addition, if we drastically underestimate the total amount needed to fully implement our business plan, our ability to continue our business will be adversely affected.

Our ability to obtain additional financing is subject to a number of factors, including market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results, and prospects, resulting in a possible failure of our business.

3. We are exposed to risk relating to volatility in the commodity price of fossil fuels such as natural gas and coal, which could have a material adverse impact on prices of alternative energies and related products. It is possible that revenues received from the sale of alternative energy and related products may be insufficient to cover our costs and we may never be profitable.

We expect to generate a portion of our revenues from the sale of products related to the production and use of alternative energy as a commodity. Some of the significant incentives for consumers to use our intended products and services are the rising cost and scarcity of fossil fuels such as oil, natural gas and coal. As a result, we will be exposed to the fluctuating commodity prices applicable to fossil fuels. Historically, fossil fuel prices have been volatile and we expect such volatility to continue. Furthermore, future supply of and demand for fossil fuels are unpredictable. There are many entities in the fossil fuels commodities markets, such large energy companies, cartels, and governments, that are of far greater size and influence than us and which can often cause significant movement in the short and long term supply and prices of fossil fuels. Fluctuations in the commodity price of fossil fuels may have a materially adverse impact on our profitability. We have to factor these fluctuations into our business plan in order to mitigate the associated commodity price risk. There is a risk that we may expend large sums of money to generate alternative energy products and yet a market never properly develops for them and thus we never become profitable due to the market volatility of fossil fuels.

4. Our business is subject to environmental and consumer protection legislation and any changes in such legislation could prevent us from becoming profitable.

The energy production and technology industries are subject to many laws and regulations which govern the protection of the environment, quality control standards, health and safety requirements, and the management, transportation and disposal of hazardous substances and other waste. Environmental laws and regulations may require removal or remediation of pollutants and may impose civil and criminal penalties for violations. Some environmental laws and regulations authorize the recovery of natural resource damages by the government, injunctive relief and the imposition of stop, control, remediation and abandonment orders. Similarly, consumer protection laws impose quality control standards on products marketed to the public and prohibit the distribution and marketing of products not meeting those standards.

The costs arising from compliance with environmental and consumer protection laws and regulations may increase operating costs for both us and our potential customers. Any regulatory changes that impose additional environmental restrictions or quality control requirements on us or on our potential customers could adversely affect us through increased operating costs and potential decreased demand for our services, which could prevent us from becoming profitable.

5. The market for alternative energy products, technologies or services is emerging and rapidly evolving and its future success is uncertain. Insufficient demand for our alternative energy products or services would prevent us from achieving or sustaining profitability.

The market for alternative energy is emerging and unproven and its future success is dependent on widespread acceptance and the adoption of environmental sustainability products or technologies. The technologies that we plan to purchase may prove unsuitable for widespread commercial deployment. It is possible that we may spend large sums of money to bring alternative energy products, technologies or services to the market, but demand for our technologies, services or alternative energy products in the market may not develop or may develop more slowly than we anticipate.

Our future success is dependent on:

(a) our ability to quickly react to technological innovations;

(b) the cost-effectiveness of our technologies;

(c) the performance and reliability of alternative energy products and services that we develop;

(d) our ability to formalize marketing relationships or secure commitments for our technologies, products and services;

(e) realization of sufficient funding to support our marketing and business development plan; and

(f) availability of government incentives for the development or use of any products and services that we develop.

We may be unable to develop widespread commercial markets or obtain sufficient demand or broad acceptance for our alternative energy products or technologies or services. We may be unable to achieve or sustain profitability.

6. The development and expansion of our business through acquisitions, joint ventures, and other strategic transactions may create risks that may reduce the benefits we anticipate from these strategic alliances and may prevent us from achieving or sustaining profitability.

We intend to enter into technology acquisition and licensing agreements and strategic alliances such as joint ventures or partnerships in order to develop and commercialize our proposed technologies and services, and to increase our competitiveness. On November 2, 2007 our wholly owned subsidiary Mantra Energy Alternatives Ltd. entered into a technology assignment agreement with 0798465 BC Ltd. whereby we acquired 100% ownership of an invention for the electro-reduction of carbon dioxide. Other than this, and an agreement that grants us an exclusive right to negotiate to acquire a power system management technology, we currently do not have any commitments or agreements regarding acquisitions, joint ventures or other strategic alliances. Our management is unable to predict whether or when we will secure any such commitments or agreements, or whether such commitments or agreements will be secured on favorable terms and conditions.

Our ability to continue or expand our operations through acquisitions, joint ventures or other strategic alliances depends on many factors, including our ability to identify acquisitions, joint ventures, or partnerships, or access capital markets on acceptable terms. Even if we are able to identify strategic alliance targets, we may be unable to obtain the necessary financing to complete these transactions and could financially overextend ourselves.

Acquisitions, joint ventures or other strategic transactions may present financial, managerial and operational challenges, including diversion of management attention from existing business and difficulties in integrating operations and personnel. Acquisitions or other strategic alliances also pose the risk that we may be exposed to successor liability relating to prior actions involving a predecessor company, or contingent liabilities incurred before a strategic transaction. Due diligence conducted in connection with an acquisition, and any contractual guarantees or indemnities that we receive from sellers of acquired companies, may not be sufficient to protect us from, or compensate us for, actual liabilities. Liabilities associated with an acquisition or a strategic transaction could adversely affect our business and financial performance and reduce the benefits of the acquisition or strategic transaction. Any failure to integrate new businesses or manage any new alliances successfully could adversely affect our business and financial performance and prevent us from achieving profitability.

7. Technologies in the environmental sustainability industry are rapidly evolving.

Our inability to quickly react to technological innovations or failure to develop desirable technological innovations in time with our competitors could prevent us from achieving or sustaining profitability.

Since alternative energy technologies are rapidly evolving, we face technological innovations by competitors. Potential investors should be aware of the difficulties normally encountered by new technology companies and the high rate of failure of such enterprises. These potential problems include, but are not limited to, unanticipated problems relating to the development of technological innovations, market acceptance and additional costs and expenses that may exceed current estimates. Because of the speculative nature of developing and marketing novel technologies, there is substantial risk that we will not develop or market commercially viable technologies, either at all, within our budget, or in a timely way. We have no way to evaluate the rate of acceptance of new technologies in the market.

Also, it is difficult to predict the cost of developing such technological advances. Either failure to develop or market technological advances, or our inability to quickly react to technological innovations by competitors could reduce demand or eliminate the need for our alternative energy products, technologies or services, which could prevent us from obtaining or sustaining profitability. There is a risk that our business may fail and this could result in a total loss of your investment.

8. Competition within the environment sustainability and alternative energy industries or from the traditional energy and resource industries may prevent us from becoming profitable. You may lose your entire investment.

The alternative energies and environmental sustainability industries are competitive and fragmented and include numerous small companies capable of competing effectively in the market we target as well as several large companies that possess substantially greater financial and other resources than we do. Larger competitors' greater resources could allow those competitors to compete more effectively than we can. A number of competitors have developed more mature businesses than we have and have successfully built their names in the international alternative energy markets. We also face competition from the traditional energy and resource businesses such as electric utilities and oil companies, which are well established with substantially greater financial resources. These various competitors may be able to offer energy products, sustainability technologies or services more competitively priced and more widely available than ours and also may have greater resources to create or develop new technologies and products than us. Our future revenues may depend on our ability to address competition both in the alternative energy industry and the traditional energy industry. Failure to compete either in the alternative energy industry or in the traditional energy industry may prevent us from becoming profitable, and thus you may lose your entire investment.

9. We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

Although we intend to report our financial results in US dollars, a portion of our sales and operating costs may be denominated in Canadian dollars. In addition, we are exposed to currency exchange risk on any of our assets that we denominate in Canadian dollars. Since we present our financial statements in US dollars, any change in the value of the Canadian dollar relative to the US dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our Canadian dollar assets into US dollars. Consequently, our reported earnings or losses could fluctuate materially as a result of foreign exchange translation gains or losses.

10. Since our executive officers do not have significant training or experience in the alternative energy or environmental sustainability sectors, our business could suffer irreparable harm, such as the inability to carry on business, as a result of their decisions and choices.

Our executive officers do not have any significant training or experience in the alternative energy and sustainability industry, even though they have extensive experience in business development capital raising, and marketing and management of industrial services, technologies and other companies. With no direct training or experience in this particular industry, our management may not be fully aware of many of the specific requirements related to working within this industry. Our management’s decisions and choices may fail to take into account standard technical or managerial approaches which alternative energy companies commonly use. Consequently, our operations, earnings, and ultimately our ability to carry on business could suffer irreparable harm due to our management’s lack of experience in this industry, which could result in a total loss of your investment.

11. Success depends in part on our ability to attract and retain additional professionals, which we may or may not be able to do. Our failure to do so could cause us to go out of business.

We intend to hire several professionals to meet the technical requirements associated with implementing our planned operations in the alternative energy and sustainability industry over the next twelve months. We hope to engage professionals to create a Scientific Advisory Board to assist in developing our technologies, in identifying consumers and applications for our products and services; in overseeing our operations, and in providing consulting services to our carbon reduction marketplace. Currently we have one member of our Scientific Advisory Board. We have identified some other qualified candidates, but we anticipate that to fully carry our business plan we will require more candidates. Our inability to identify or attract qualified and skilled personnel could have an adverse effect on our ability to conduct our business in the alternative energy and environmental sustainability sectors. Since competition for qualified professionals with experience in this particular industry is intense, we may be unable to attract or retain professionals. Our failure to do so could prevent us from achieving our goals and becoming profitable.

12. We will indemnify our officers and director against liability to us and our stockholders, and the costs of this indemnification could increase our operating expenses.

Our bylaws allow for the indemnification of our officers and director in regard to their carrying out the duties of their offices. The bylaws also allow for reimbursement of certain legal defenses. As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy and unenforceable. Since our director and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to ensure that they meet the standards required by law to properly carry out their duties, which could have a negative impact on our operating results. Also, if any director or officer claims against us for indemnification, the costs could have a negative effect on our operating results.

Risks Related to Our Securities

13. The price and trading volume of our common stock has been highly volatile and could adversely affect your ability to sell your shares and the available price for the shares when sold. You may not be able to sell your shares at your purchase price or at any price at all.

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “MVTG”. The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. You may not be able to sell your shares at your purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares your purchase from the selling security holders.

14. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares or the price of the shares could decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

15. Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

16. Our security holders may face significant restrictions on the resale of our securities due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether our securities will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our securities. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. Investors should consider the resale market for our securities to be limited. Security holders may be unable to resell their securities, or they may be unable to resell them without the significant expense of state registration or qualification.

17. We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in us.

We have never paid any cash or stock dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in us will need to come through appreciation of the stock’s price. There will be less ways in which you can make a gain on any investment in us.

18. Because our CEO will control more than 50% of the outstanding shares before and after this offering, he will retain control of us and will be able to decide who will serve as directors and you may not be able to remove him as a director or officer which could prevent us from becoming profitable.

Larry Kristof, our President, Chief Executive Officer, and sole director, has sole or shares control over 15,225,000 common shares, which is approximately 73% of our issued and outstanding common shares. Even after the offering, if all 1,000,000 shares under his control being registered in this Prospectus are issued, he will have sole or shared control over 14,225,000 common shares, which would be approximately 69% of our issued and outstanding common shares or approximately 60% of our issued and outstanding common shares if all shares underlying outstanding options and warrants are issued. Because Mr. Kristof will continue to control more than 50% of our issued common stock after the offering, he will be able to elect all of our directors and control our operations. He may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks. For example, he could cause us to make acquisitions that increase our indebtedness or to sell revenue generating assets. He may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. If our CEO fails to act in our best interests or fail to adequately manage us, you may have difficulty in removing him as an officer or director, which could prevent us from becoming profitable.

19. The issuance of shares upon exercise of warrants and options may cause immediate dilution to our existing shareholders.

The issuance of shares upon exercise of warrants and options may result in dilution to the interests of other stockholders. As of February 11, 2008, there are 1,323,750 warrants and 1,450,000 options outstanding which would result in an additional 2,773,750 common shares issued if all were exercised. This would increase our outstanding shares by approximately 13% and result in an immediate dilution to shareholders. Also, the 1,275,000 common shares underlying warrants and 875,000 common shares underlying options we are registering through this Prospectus could result in 2,150,000 common shares to be issued without trading restrictions upon the exercise of warrants and options.

Use of Proceeds

We will not receive any proceeds from the resale of the securities offered through this Prospectus by the selling security holders. However, we will receive the cash proceeds from any exercise of warrants and options for the purchase of common shares registered in this Prospectus. We intend to use any such proceeds towards general and administrative expenses, including travel, meals and entertainment, office maintenance, communication expenses, courier and office supplies.

Determination of Offering Price

The selling security holders will sell certain securities at prevailing market prices or privately negotiated prices. The number of securities that may be actually sold by a selling security holder will be determined by each selling security holder. The selling security holders are under no obligation to sell all or any portion of the securities offered, nor are the selling security holders obligated to sell such shares immediately under this Prospectus. A security holder may sell securities at any price depending on privately negotiated factors such as a security holder's own cash requirements, or objective criteria of value such as the market value of our assets.

Dilution

Of the 4,565,000 common shares to be sold by the selling security holders 2,415,000 common shares are common stock that are currently issued and outstanding. Accordingly, they will not cause dilution to our existing security holders.

The issuance of common shares upon the exercise of 1,275,000 warrants and 875,000 options, however, will result in dilution to the interests of other security holders since the holders of 1,275,000 warrants and 875,000 options may ultimately exercise and sell the full amount upon the exercise. This amount would increase the amount of our outstanding shares by approximately 10% and result in an immediate dilution to security holders.

Selling Security holders

The 35 selling security holders are offering 2,415,000 issued common shares and 2,150,000 common shares underlying options and warrants which they obtained as part of the following security issuances:

  On January 23, 2007, we issued 30,000,000 shares of our common stock to 0770987 BC Ltd., a company controlled by Larry Kristof, our President, CEO and director at $0.00001 per share for cash proceeds of $300. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act. On July 12, 2007, 15,000,000 of the shares of our common stock issued to 0770987 BC Ltd. were cancelled.

  In May 2007, we issued 1,750,000 shares of our common stock to twelve non US investors at $0.02 per share for cash proceeds of $35,000 and 20,000 shares of our common stock to a non US individual with a fair market value of $400 for consulting services. On September 7, 2007, the 10,000 shares of our common stock issued for consulting services were cancelled due to the termination of the consulting agreement. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On July 6, 2007, we issued 1,221,500 shares of our common stock to fifteen non US investors and eight US investors at $0.10 per share for cash proceeds of $122,150 and 25,000 shares of our common stock to a non US individual with a fair market value of $2,500 for consulting services. On September 7, 2007, the 25,000 shares of our common stock for consulting services were cancelled due to the cancellation of the consulting agreement. In August 2007, we issued 1,102,000 shares of our common stock to twenty-one non US investors, and to six US investors at $0.25 per share for cash proceeds of $275,500. All the above described shares were issued without a prospectus pursuant to Regulation S and Section 4(2) of the Securities Act.

  On September 1, 2007 we issued options to purchase up to 550,000 common shares to seven consultants pursuant to consulting agreements for management or administrative services. Of the 550,000 options, 300,000 options vested on September 1, 2007 and will be exercisable at $0.25 per share until August 30, 2009 or upon the termination of consulting agreements, whatever occurs earlier. The remaining 250,000 options vested on January 1, 2008 and will be exercisable at $0.25 per share until December 31, 2009 or upon the termination of the applicable consulting agreements, whichever occurs earlier. These securities were issued without a prospectus pursuant to Regulation S of the Securities Act.

  In September 2007, we issued 37,878 shares of our common stock to one non US investor at $0.25 per share for cash proceeds of $9,470 and issued four consultants a total of 100,000 common shares with a fair market value of $0.25 per share for their consulting services. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  In October 2007 we issued 259,200 shares of our common stock to seven non US investors at $0.25 per share for cash proceeds of $64,800. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On October 5, 2007, we issued six consultants options to purchase up to 400,000 common shares pursuant to consulting agreements for advisory services in relation to our corporate and scientific advisory boards. The 400,000 options are exercisable at $0.25 per share until October 4, 2009 or upon the termination of the applicable consulting agreements, whichever occurs earlier. These securities were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On November 1, 2007 we issued 0798465 BC Ltd., a company owned by our consultant and scientific advisory board member, Colin Oloman, 40,000 common shares and options to purchase up to 250,000 according to a technology assignment agreement. The options will be exercisable at $0.25 per share until October 31, 2012 or upon the rescission of the technology assignment agreement, whatever occurs earlier. These securities were issued without a prospectus pursuant to Regulation S of the Securities Act.

  In November 2007 we issued to four consultants options to purchase up to 250,000 common shares pursuant to consulting agreements for technology, business and multi-media development services. The 250,000 options are exercisable at $0.25 or $0.40 per share within two years after the date of issuance of the options or upon the termination of the applicable consulting agreements, whichever occurs earlier. These securities were issued without a prospectus pursuant to Regulation S of the Securities Act.

In November 2007 we issued eight non US investors and one US investor an aggregate of 155,000 units at $0.40 per unit for cash proceeds of $62,000. Each unit consists of one common share and one warrant to purchase one common share at $0.50 per share for two years from the date of issuance of the warrants. Of the 155,000 warrants, 103,750 were issued November 20, 2007, 6,250 were issued on November 21, 2007 and 45,000 were issued on December 1, 2007. These securities were issued without a prospectus pursuant to Regulation S and Section 4(2) of the Securities Act.

On December 4, 2007 we issued 100,000 shares of our common stock to our stock transfer agent, Island Stock Transfer, for its services. On December 13, 2007 we issued Dominic Roy 25,000 shares of our common stock for his multi-media development consulting services. These securities were issued without a prospectus pursuant to Section 4(2) and Regulation S of the Securities Act.

In December 2007 we issued various non US investors and two US investors an aggregate of 568,750 units at $0.40 per unit for cash proceeds of $227,500. Each unit consists of one common share and one warrant to purchase one common share at $0.50 per share for two years from the date of issuance of the warrants. These securities were issued without a prospectus pursuant to Section 4(2) and Regulation S of the Securities Act.

In February 2008, we issued 600,000 units at $0.40 per unit to Metradon Ventures Limited pursuant to a consulting agreement for business development services. Each unit consists of one common share and one warrant to purchase one common share at $0.50 per share for six months from the date of issuance of the warrants. These securities were issued without a prospectus pursuant to Section 4(2) and Regulation S of the Securities Act.

Our reliance upon the exemption under Section 4(2) of the Securities Act of 1933 was based on the fact that the issuance of these shares did not involve a “public offering.” Each offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act for transactions not involving any public offering.

Our reliance upon the exemption under Rule 903 of Regulation S of the Securities Act was based on the fact that the sale of the securities was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a US person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a US person.

The selling security holders may sell securities at prevailing market prices or privately negotiated prices. This Prospectus includes registration of the following 4,565,000 shares:

  2,415,000 common shares;

  1,275,000 common shares underlying warrants; and

  875,000 common shares underlying options.

Among the 4,565,000 shares are 1,000,000 shares held by held by a company controlled by Larry Kristof, our sole director, 150,000 common shares underlying options held by David Warren, our Chief Financial Officer and Chief Operations Officer; 75,000 common shares underlying options held by Fred Mandl, our Vice President of Systems Development, and 100,000 common shares underlying options held by John Russell, our Vice President of Technology Evaluation.

More information regarding the holders of the 1,275,000 common shares underlying warrants is included the following table.

Warrant Holders	# of Common Shares Underlying Warrants	Exercise Price ($)	Expiry Date
Kerrie McHugh	10,000	0.50	December 1, 2009
Ilati Enterprises Corp.	10,000	0.50	December 1, 2009
Garth Henrikson	20,000	0.50	November 19, 2009
	10,000	0.50	December 10, 2009
Mathew B. Nelson	10,000	0.50	November 19, 2009
Kristen Clark	25,000	0.50	November 19, 2009
Bruce Baldo	25,000	0.50	November 19, 2009
Marek Libelt	6,250	0.50	November 20, 2009
Susanne Milka	10,000	0.50	December 5, 2009
Elco Securities Limited	12,500	0.50	December 5, 2009
Anna Maria Kunos	12,500	0.50	December 5, 2009
	12,500	0.50	December 18, 2009
Brent E. Purin	25,000	0.50	December 18, 2009
Omni Enterprises Limited	200,000	0.50	December 10, 2009
Amped Consulting Ltd.	18,750	0.50	December 10, 2009
Guy Leggatt	37,500	0.50	December 10, 2009
Dan Funaro	75,000	0.50	December 10, 2009
Kol Henrikson	20,000	0.50	December 10, 2009
Jasbir Binning	20,000	0.50	December 10, 2009
Kenneth M. Nelson	10,000	0.50	December 10, 2009
Eva Dudas	5,000	0.50	December 10, 2009
Elizabeth Cain	100,000	0.50	December 10, 2009
Metradon Ventures Limited	600,000	0.50	August 11, 2008
Total	1,275,000

More information regarding the holders of the 825,000 common shares underlying options is included the following table.

Option Holders	# of Options	Exercise Price	Expiry Date
		($)
David Warren	150,000	0.25	August 30, 2009
Kol Henrikson	50,000	0.25	August 30, 2009
Fred Mandl	75,000	0.25	December 31, 2009
John Russell	100,000	0.25	December 31, 2009
Peter Walton	50,000	0.25	October 4, 2009
Grant V. Sawiak	50,000	0.25	October 4, 2009
Dan Funaro	50,000	0.25	October 4, 2009
Kevin Wainwright	50,000	0.25	October 4, 2009
Colin Oloman	25,000	0.25	October 31, 2009
Imaraj Khan	100,000	0.25	October 4, 2009
0798465 BC Ltd.	125,000	0.25	October 31, 2012
Mory Mosadegh	50,000	0.40	November 14, 2009
Total	875,000

Name of Selling Security Holder	Shares Owned Prior to this Offering (1)	Percent (2)	Maximum Numbers of
	(#)	(%)	Shares Being Offered (3)
			(#)
0770987 BC Ltd. (4)	15,100,000	63	1,000,000
0798465 BC Ltd. (5)	290,000 (6)	1.2	165,000
Amped Consulting Ltd. (8)	87,500 (9)	(7)	37,500
Bruce Baldo	50,000 (10)	(7)	50,000
Jasbir Binning	40,000 (11)	(7)	40,000
Elizabeth Cain	200,000 (12)	(7)	200,000
Carly Chessa (13)	60,000 (14)	(7)	25,000
Kristen Clarke	60,000 (15)	(7)	50,000
Eva Dudas	10,000 (16)	(7)	10,000
Elco Securities Limited (17)	25,000 (18)	(7)	25,000
Cynthia Fei (19)	50,000 (20)	(7)	25,000
Dan Funaro (21)	300,000 (22)	1.2	200,000
Garth Henrikson (23)	60,000 (24)	(7)	60,000
Kol Henrikson (25)	115,000 (26)	(7)	115,000
Ilati Enterprises Corp. (27)	20,000 (28)	(7)	20,000
Imaraj Khan (29)	100,000 (30)	(7)	100,000
Anna Maria Kunos	50,000 (31)	(7)	50,000
Guy Leggatt	75,000 (32)	(7)	75,000
Marek Libelt	12,500 (33)	(7)	12,500
Fred Mandl (34)	150,000 (35)	(7)	75,000
Metradon Ventures Limited (36)	1,200,000 (37)	5	1,200,000
Kerrie McHugh	20,000 (38)	(7)	20,000
Susanne Milka	20,000 (39)	(7)	20,000
Mory Mosadegh (40)	50,000 (41)	(7)	50,000
Mathew B. Nelson (42)	20,000 (43)	(7)	20,000
Kenneth M. Nelson (42)	20,000 (44)	(7)	20,000
Colin Oloman (45)	340,000 (46)	1.4	25,000
Omni Enterprises Limited (47)	400,000 (48)	1.7	400,000
Brent E. Purin	50,000 (49)	(7)	50,000
Dominic Roy (50)	75,000 (51)	(7)	25,000
John Russell (52)	150,000 (53)	(7)	100,000
Grant V. Sawiak (54)	50,000 (55)	(7)	50,000
David Warren (56)	300,000 (57)	1.2	150,000
Kevin Wainwright (58)	50,000 (59)	(7)	50,000
Peter Walton (60)	50,000 (61)	(7)	50,000
Total			4,565,000

The following table provides information as of February 11, 2008 regarding the beneficial ownership of our securities held by each of the selling security holders, including:

  the number of shares or shares underlying options or warrants owned by each prior to this offering;

  the total number of shares that are to be offered for each;

  the total number of shares that will be owned by each upon completion of the offering; assuming all shares are sold that are being registered;.

  the percentage owned by each; and

  the identity of the beneficial holder of any entity that owns the shares.

(1) The number and percentage of shares beneficially owned is determined in accordance with the Rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or dispositive power (the power to sell the security) and also any shares which the selling security holder has the right to acquire within 60 days.

(2) The percentages are based on 20,969,328 common shares outstanding as at February 11, 2008 plus shares issuable to the individual security holder upon exercise of options and warrants.

(3) Includes issued common shares plus common shares issuable upon exercise of warrants or options.

(4) Larry Kristof, our President, CEO and sole director has sole or shared voting and dispositive control with respect to securities held by 0770987 BC Ltd. Larry Kristof also shares voting and dispositive control with respect to 125,000 shares held by his spouse, Kelly Kristof.

(5) To our knowledge Colin Oloman, a member of our scientific advisory board and our technology development consultant, has sole voting and dispositive control with respect to securities held by 0798465 BC Ltd.

(6) Includes 40,000 issued common shares and 250,000 common shares underlying options exercisable at $0.25 per share until October 31, 2012 or upon the rescission of the technology assignment agreement between us and 0798465 BC Ltd., whichever occurs earlier. Colin Oloman also holds options to purchase 50,000 common shares on his own name.

(7) Less than 1%.

(8) To our knowledge, Mikhail Ratchkovski has sole dispositive and voting power with respect to shares held by Amped Consulting Ltd.

(9) Includes 68,750 issued common shares and 18,750 common shares underlying warrants exercisable at $0.50 per share until December 10, 2009.

(10) Includes 25,000 issued common shares and 25,000 common shares underlying warrants exercisable at $0.50 per share until November 19, 2009.

(11) Includes 20,000 issued common shares and 20,000 common shares underlying warrants exercisable at $0.50 per share until December 10, 2009.

(12)      Includes100,000 issued common shares and 100,000 common shares underlying warrants exercisable at $0.50 per share until December 10, 2009.

(13)	Carly Chessa is our administrative consultant.

(14)

Includes 35,000 issued common shares and 25,000 common shares underlying options exercisable at $0.25 per share until August 30, 2009 or upon the termination of the consulting agreement between us and Carly Chessa, whichever occurs earlier.

(15)     Includes 35,000 issued common shares and 25,000 common shares underlying warrants exercisable at $0.50 per share until November 19, 2009.

(16)     Includes 5,000 issued common shares and 5,000 common shares underlying warrants exercisable at $0.50 per share until December 10, 2009.

(17)     To our knowledge, E. Isacc Collie has sole voting and dispositive control with respect to securities held by Elco Securities Ltd.

(18)    Includes 12,500 issued common shares and 12,500 shares underlying warrants exercisable at $0.50 per share until December 5, 2009.

(19)	Cynthia Fei is our corporate communications consultant.

(20)

Includes 25,000 issued common shares and 25,000 common shares underlying options exercisable at $0.25 per share until August 30, 2009 or upon the termination of the consulting agreement between us and Cynthia Fei, whichever occurs earlier.

(21)	Dan Funaro is a member of our Corporate Advisory Board.

(22)

Includes 175,000 issued common shares, 75,000 common shares underlying warrants exercisable at $0.50 per share until December 10, 2009, and 50,000 common shares underlying options exercisable at $0.25 per share until October 4, 2009.

(23)	Garth Henrikson is the father of Kol Henrikson, our corporate communications consultant.

(24)

Includes 30,000 issued common shares, 20,000 common shares underlying warrants exercisable at $0.50 per share until November 19, 2009 and 10,000 common shares underlying warrants exercisable at $0.50 per share until December 10, 2009.

(25)	Kol Henrikson is our corporate communications consultant.

(26)

Includes 45,000 issued common shares, 20,000 common shares underlying warrants exercisable at $0.50 per share until December 10, 2009, and 50,000 common shares underlying options exercisable at $0.25 per share until August 30, 2009 or upon the termination of the consulting agreement between us and Kol Henrikson, whichever occurs earlier.

(27)      To our knowledge Andrea Molnar has sole dispositive and voting control with respect to shares held by Ilati Enterprises Corp.

(28) Includes 10,000 issued common shares and 10,000 common shares underlying warrants exercisable at $0.50 per share until December 1, 2009.

(29) Imaraj Khan is our fleet operations consultant.

(30) Includes 100,000 common shares underlying options exercisable at $0.25 per share until December 31, 2009 or upon the termination of his consulting agreement between us and Imaraj Khan , whichever occurs earlier.

(31) Includes 25,000 issued common shares exercisable, 12,500 common shares underlying warrants exercisable at $0.50 per share until December 5, 2009, and 12,500 common shares underlying warrants exercisable at $0.50 per share until December 18, 2009.

(32) Includes 37,500 issued common shares and 37,500 common shares underlying warrants exercisale at $0.50 per share until December 10, 2009.

(33) Includes 6,250 issued common shares and 6,250 common shares underlying warrants exercisable at $0.50 per share until November 20, 2009.

(34) Fred Mandl is our VP of systems development and chair of our Corporate Advisory Board. (35) Includes 100,000 common shares underlying options exercisable at $0.25 per share until December 31, 2009, or upon the termination of the consulting agreement between us and Fred Mandl, whichever occurs earlier; and 50,000 common shares underlying options exerciable at $0.25 per share until October 4, 2009 or upon the termination of the consulting agreement between us and Fred Mandl, whichever occurs earlier.

(36) Metrodon Ventures Limited is our Asia corporate development and technology acquisitions consultant. To our knowledge, Wai Ching Chung has sole dispositive and voting control with respect to shares held by Metradon Ventures Limited.

(37) Includes 600,000 issued common shares and 600,000 common shares underlying warrants exercisable at $0.50 per share until August 11, 2008 (38) Includes 10,000 issued common shares and 10,000 common shares underlying warrants exercisable at $0.50 per share until December 1, 2009.

(39) Includes 10,000 issued common shares and 10,000 common shares underlying warrants exercisable at $0.50 per share until December 5, 2009.

(40) Mory Mosadegh is our international business development consultant.

(41) Includes 50,000 common shares underlying options exercisable at $0.40 per share until November 14, 2009, or upon the termination of the consulting agreement between us and Mory Mosadegh, whichever occurs earlier.

(42) Kenneth M. Nelson and Mathew B. Nelson are respectively father and son.

(43) Includes 10,000 issued common shares and 10,000 common shares underlying warrants exercisable at $0.50 per share until November 19, 2009.

(44) Includes 10,000 issued common shares and 10,000 common shares underlying warrants exercisable at $0.50 per share until December 10, 2009.

(45) Colin Oloman is a member of our Scientific Advisory Board.

24

(46) Includes 50,000 common shares underlying options held by Coling Oloman exercisable at $0.25 per share until October 31, 2009 or upon the termination of the consulting agreement between us and Colin Oloman, whichever occurs earlier; 40,000 issued common shares and 250,000 common share underlying options held by 0798465 BC Ltd., exercisable at $0.25 per share until October 31, 2012 or upon the rescission of the technology assignment agreement between us and 0798465 BC Ltd., whichever occurs earlier.

(47) To our knowledge, Anna Chu has sole dispositive and voting control with respect to shares owned by Omni Enterprises Limited.

(48) Includes 200,000 issued common shares and 200,000 common shares underlying warrants exercisable at $0.50 per share until December 10, 2009.

(49) Includes 25,000 issued common shares and 25,000 common shares underlying warrants exercisable at $0.50 per share until December 18, 2009.

(50) Dominic Roy is our multi media development consultant.

(51) Includes 25,000 issued common shares and 50,000 common shares underlying options exercisable at $0.40 per share until November 4, 2009 or upon the termination of the consulting agreement between us and Dominic Roy, whichever occurs earlier.

(52) John Russell is our VP of Technology Evaluation and chair of our Scientific Advisory Board. (53) Includes 100,000 common shares underlying options exercisable at $0.25 per share until December 31, 2009, or upon the termination of the consulting agreement between us and John Russell, whichever occurs earlier; and 50,000 common shares underlying options exercisable at $0.25 per share until October 4, 2009 or upon the termination of the consulting agreement between us and John Russell, whichever occurs earlier.

(54) Grant V. Sawiak is a member of our Corporate Advisory Board.

(55) Includes 50,000 common shares underlying options exercisable at $0.25 per share until October 4, 2009 or upon the termination of the consulting agreement between us and Grant V. Sawiak, whichever occurs earlier.

(56) David Warren is our Chief Financial Officer and Chief Operations Officer.

(57) Includes 150,000 common shares underlying options exercisable at $0.25 per share until August 30, 2009, or upon the termination of the consulting agreement between us and David Warren, whichever occurs earlier; and 150,000 commo shares underlying optionsexercisable at $0.25 per share until December 31, 2009 or upon the termination of the consulting agreement between us and David Warren, whichever occurs earlier.

(58) Kevin Wainwright is a member of our Corporate Advisory Board.

(59) Includes 50,000 common shares underlying options exercisable at $0.25 per share until October 4, 2009 or upon the termination of the consulting agreement between us and Kevin Wainright, whichever occurs earlier.

(60) Peter Walton is a member of our Corporate Advisory Board.

(61) Includes 50,000 common shares underlying options exercisable at $0.25 per share until October 4, 2009 or upon the termination of the consulting agreement between us and Peter Walton, whichever occurs earlier.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling security holders will sell shares of securities not being offered in this Prospectus or will purchase additional shares of securities, and assumes that all securities offered are sold.

Other than as described above, none of the selling security holders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

Other than as described above, none of the selling security holders are FINRA registered broker-dealers or affiliates of FINRA registered broker-dealers.

Plan of Distribution

We are registering certain securities on behalf of the selling security holders. The 2,415,000 issued common shares, 1,275,000 common shares underlying warrants, and 875,000 common shares underlying options can be sold by the selling security holders at prevailing market prices or privately negotiated prices.

The selling security holders may sell some or all of their securities in one or more transactions, including block transactions:

  on such public markets as the securities may be trading;

  in privately negotiated transactions;

  in any combination of these methods of distribution.

The sales price to the public may be:

  the market price prevailing at the time of sale;

  a price related to such prevailing market price; or

  such other price as the selling security holders determine.

We are bearing all costs relating to the registration of certain securities. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of certain securities.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of certain securities. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of certain securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  not engage in any stabilization activities in connection with our securities;

  furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and

  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Our common stock is quoted on the OTC Bulletin Board, under the trading symbol “MVTG.OB”. The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far fewer restrictions and regulations than are companies traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility for our common stock may be limited; and (c) a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

None of the selling security holders will engage in any electronic offer, sale or distribution of the shares. Further, neither we nor any of the selling security holders have any arrangements with a third party to host or access our Prospectus on the Internet.

The selling security holders and any underwriters, dealers or agents that participate in the distribution of our securities may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Securities may be sold from time to time by the selling security holders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling security holders may be engaged in a distribution of any of the securities being registered by this registration statement, the selling security holders are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their securities offered by this Prospectus, and we have also advised the selling security holders of the requirements for delivery of this Prospectus in connection with any sales of the securities offered by this Prospectus.

In regards to short sells, the selling security holders cannot cover their short sales with securities from this offering. In addition, if such short sale is deemed to be a stabilizing activity, then the selling security holders will not be permitted to engage in a short sale of our securities. All of these limitations may affect the marketability of the securities.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

  contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

  contains a toll-free telephone number for inquiries on disciplinary actions;

  defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

  contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

  with bid and offer quotations for the penny stock;

  the compensation of the broker-dealer and its salesperson in the transaction;

  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

  monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our securities because it will be subject to these penny stock rules. Therefore, security holders may have difficulty selling those securities.

Description of Securities to be Registered

Our authorized capital stock consists of 100,000,000 common shares, $0.00001 par value and 20,000,000 preferred shares, par value $0.00001.

Common Stock

As of February 11, 2008, we have 20,969,328 shares of our common stock outstanding. We also have options to purchase 1,450,000 common shares at a price of $0.25 or $0.40 per share and warrants to purchase 1,323,750 common shares at a price of $0.50 per share outstanding. We do not have any other convertible securities outstanding. Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for dividends. Since our inception to February 11, 2008 no dividends have been declared.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that management may decide to declare a stock dividend in the future. Our future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of $0.00001 par value preferred stock. As of February 11, 2008, we do not have any outstanding preferred shares. On September 19, 2007, our Board of Directors approved a resolution and established a protocol for the attachment of preferential rights to the preferred stock. According to the resolution, the sole director or a majority of the Board of Directors (as the case may be) shall, without approval from the common security holders, have the sole authority to determine and attach any preferential rights to the preferred stock, which rights shall be so determined and attached upon issuance of the applicable preferred shares, the whole of which is subject to the requirements of Chapter 78 of the Nevada Revised Statutes.

Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us or any of our subsidiaries. Additionally, no such expert or counsel was connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee. As at February 11, 2008, the principal and associate attorneys of our legal counsel, the law firm Bacchus Corporate and Securities Law, collectively own or beneficially own the following securities in our common stock:

  53,750 issued common shares

  23,750 common shares underlying warrants exercisable at $0.50 per share until November 19, 2009.

Based on the closing price of our common shares of $0.99 per share as quoted on the OTC Bulletin Board on February 12, 2008, the aggregate fair market value of the above described securities was $76,725 assuming that all 23,750 shares underlying warrants are exercised.

Accountants

Our audited Financial Statements for the year ended May 31, 2007 have been included in this Prospectus in reliance upon Jorgensen & Co, Independent Registered Public Accounting Firm, as experts in accounting and auditing. We have also included our interim unaudited financial statements for the quarter ended November 30, 2007.

Legal Matters

The validity of the common stock offered hereby will be passed upon for us by of the law firm Bacchus Corporate and Securities Law.

Description of Business

We were incorporated on January 22, 2007 as a Nevada company. Our objective is to develop a series of businesses in the sector of environmental sustainability that offer a comprehensive range of products and services to mitigate the negative environmental and health consequences arising from the production of energy and consumption of resources. Our planned businesses will address climate change concerns, promote alternative energy sources, sustainable resource production and consumption, reduction of greenhouse gas emissions, and environmentally sustainable practices in the global energy and resources sectors, generally. Specifically, we intend to develop and commercialize alternative energy technologies and solutions to enable environmentally sustainable consumption, production and management of resources on residential, commercial and industrial scales.

We intend to carry on our business through our five wholly owned subsidiaries as follows:

  Mantra Energy Alternatives Ltd., through which we plan to acquire, develop and market technologies related to alternative energy production, greenhouse gas emissions reduction and resource consumption reduction;

  Carbon Commodity Corp., through which we intend to license or develop carbon footprint assessment software and develop an online carbon reduction marketplace;

  Climate ESCO Ltd., through which we will obtain the distribution or licensing rights to already commercialized technologies and we will match them to residential and industrial consumers seeking sustainability solutions;

  Mantra Media Corp., through which we offer promotional and marketing services to companies in the sustainability sector or those seeking to adopt sustainable practices; and

  Mantra Wind Inc., through which we intend to develop small to medium scale wind farms.

Development of Business

Since our inception in January 2007 we have been involved primarily in organizational activities. We have built a management team, developed our business plan, incorporated five subsidiaries and developed business plans for each of them, reviewed and identified potentially promising technologies and strategic partners, established our corporate advisory board and appointed its members, raised capital, and retained experts in graphic design, programming, systems development, market development, law and accounting.

  On January 23, 2007, we appointed Larry Kristof as a director and as our President and Chief Executive Officer.

  On May 22, 2007 we incorporated a wholly-owned subsidiary, Mantra Energy Alternatives.

  On July 10, 2007 we launched our website, www.mantraenergy.com.

  On July 17, 2007 we incorporated two further wholly-owned subsidiaries, Carbon Commodity Corp and Climate ESCO.

  On July 20, 2007 we incorporated a wholly owned subsidiary, Mantra Media.

  On July 20, 2007 we appointed David Warren as our Chief Financial Officer.

  In August and September, 2007 we conducted due diligence on a technology for the electro-reduction of carbon dioxide.

  On September 1, 2007 we entered into a consulting agreement with Fred Mandl whereby Mr. Mandl agreed to act as our Vice President of Systems development.

  On September 1, 2007 we entered into a consulting agreement with John Russell whereby Mr. Russell agreed to act as our Vice President, Technology Evaluation.

  On September 19, 2007 we incorporated a wholly owned subsidiary, Mantra Wind.

  On October 1, 2007 through our subsidiary Mantra Energy Alternatives, we entered into an agreement with The Governing Council of the University of Toronto pursuant to which we acquired the exclusive right, for a period of 12 months commencing October 1, 2007, to negotiate and obtain an exclusive, worldwide license to exploit an invention know as “A Novel System for Detection and Extraction of Useful Signals in Three-Phase Power Systems”.

  On October 1, 2007 we entered into consulting agreements with each Peter Walton, Grant V. Sawiak, Dan Funaro, Dr. Kevin Wainwright and Fred Mandl whereby those individuals agreed to provide their services as members of our Corporate Advisory Board.

  On November 2, 2007, through our wholly owned subsidiary, Mantra Energy Alternatives Ltd., we entered into a technology assignment agreement with 0798465 BC Ltd. whereby we acquired all right and title in and to a certain invention for the electro- reduction of carbon dioxide. The technology is further described in greater detail below.

  On November 2, 2007 we appointed Professor Colin Oloman as a member of our Scientific Advisory Board.

  In December 2007 our common stock became eligible for trading on the OTC Bulletin Board under the ticker symbol “MVTG.OB.”

  On January 23, 2008 we appointed Dr. Edward J. Anthony as a member of our Scientific Advisory Board.

  On February 8, 2008 we entered into a consulting agreement with Metradon Ventures Limited whereby that company will provide business development consulting services in Asia.

Carbon Reduction Marketplace

Through our wholly owned subsidiary, Carbon Commodity Corp, we intend to develop an online carbon reduction marketplace where domestic and small business consumers can determine their levels of resource consumption and greenhouse gas production or “Carbon Footprint”, investigate the potential energy savings and carbon reduction which would result from the installation of certified energy saving equipment and technologies, and obtain gifts and other incentives by meeting certain conservation goals through the purchase of products or participation in programs through our online marketplace.

In December 2007, we completed development of the initial interface for our first phase, web-based carbon footprint assessment calculation software, or carbon calculator. The carbon calculator is powered by AMEE, a data-set and software platform provided to us by D::Gen Network Ltd. on a trial basis. The AMEE platform intends to provide a common standard for carbon footprint profiling and measurement. We are using AMEE on a trial basis. On December 14, 2007 we launched the carbon calculator on our website, www.mantraenergy.com.

Background

Temperature-regulating gases, called "greenhouse gases", form a blanket around the earth that traps some heat from the sun within the earth's atmosphere, keeping the planet warm and habitable. Research has shown that the burning of fossil fuels injects a number of greenhouse gases into the atmosphere, including carbon dioxide, carbon monoxide, nitrous oxide, and methane amongst others. As atmospheric concentrations of greenhouse gas increase, the greenhouse blanket gets thicker. This causes heat to be trapped in the lower layers of the atmosphere and may cause global average temperatures to rise. This phenomenon is commonly referred to as “global warming”.

Global warming has emerged as a focal point for environmentalists to promote conservation as a responsibility and duty to be assumed by every member of society. The recent issuance of the United Nations’ Intergovernmental Panel on Climate Change (IPCC) report on the impact of human activity on the climate has stimulated strong interest in climate change on the part of governments, corporations and individuals. Renewable energy and greenhouse gas reduction are an integral aspect of the IPCC program with regulatory and voluntary initiatives being implemented by countries, states and corporations across the globe.

At the international level, mechanisms such as the Kyoto Protocol to the United Nations Framework Convention on Climate Change (the “Kyoto Protocol”) set quotas on the amount of greenhouse gases that countries can produce. Countries, in turn, set quotas on the greenhouse gas emissions of businesses in their territory. Businesses that exceed their greenhouse gas emissions quotas must purchase carbon production allowances for their excess emissions, while businesses that succeed in reducing emissions below their quotas may sell their remaining carbon credits. By allowing carbon credits to be bought and sold (known as “carbon credit trading”), a business for which reducing its emissions would be expensive or prohibitive may pay another business to make the reduction for it.

At the regional level initiatives such as the Western Climate Initiative (the “WCI”) also intend to set regional greenhouse gas reduction targets and to develop market based mechanisms and incentives to achieve greenhouse gas reduction those targets. Launched in February 2007 between the Governors of Arizona, California, New Mexico, Oregon and Washington to meet regional challenges raised by climate change, the WCI has announced that it is identifying, evaluating and implementing collective and cooperative mechanisms to reduce greenhouse gases in its region. In April 2007, the province of British Columbia, Canada joined the WCI. Other states and provinces have also joined as observers. Through the WCI, the partners intend to set an overall regional goal for reducing greenhouse gas emissions and have announced that, by August 2008, they will also complete design of a market-based mechanism to help achieve that reduction goal.

At the state and municipal levels, some energy suppliers and governments have launched educational programs aimed at teaching the public at large about steps that can be taken to reduce energy consumption (and indirectly carbon expenditure). Similarly some of those suppliers and governments have offered incentives to consumers to encourage “smart” energy use, such as rebates or tax incentives.

Our management believes that Initiatives like the Kyoto Protocol, the WCI and numerous state and municipal programs have stimulated widespread interest in so called “alternative”, “renewable” or sustainable energy supplies and technologies designed to mitigate the negative environmental impact of burning fossil fuels, provide a substitute for fossil fuels, and reduce greenhouse gas emissions.

“Alternative energy” or “renewable energy” or “sustainable energy” uses natural resources such as sunlight, wind, tides and geothermal heat, which are naturally replenished and do not harm the environment or deplete the Earth’s natural resources. “Alternative energy technologies” or “sustainability technologies” range from solar power, wind power, and hydroelectricity to biomass and biofuels for transportation, etc. Such technologies also include applications to reduce or control greenhouse gas emissions or convert them into useful by-products.

A corollary to the widespread public awareness of alternative energy and sustainability technologies is a growing demand for methods to assess resource consumption levels and identify conservation opportunities. At the industrial level, this work is performed by engineers and environmental consultants, however, we believe that there are comparatively few resources available to domestic and small business consumers to assess their carbon footprint and capitalize on available conservation technologies and initiatives. Therefore, we intend to access this developing domestic and small business market by offering them a marketplace for the exchange of conservation products, services and information.

The Business Model

By registering on our carbon reduction marketplace, users can have access to carbon footprint assessment software; also known as a “carbon calculator”. The carbon calculator will offer our users the ability to evaluate their carbon footprint, to identify available energy consumption and carbon emissions reduction saving technologies or products, and to assess the savings that are attainable by them as a result of implementing those technologies. Additionally, users will have the ability to participate in online surveys and programs designed to collect statistics regarding consumption and conservation habits, and to educate users on various sustainability topics.

By purchasing products or participating in online surveys or programs, users may also be entitled to “carbon credits” redeemable in our carbon reduction marketplace in the form of gifts or savings incentives. In this way, consumers will be able to make rational, cost-effective decisions about reducing their carbon footprint and at the same time they will be educated on emerging sustainability issues and technologies.

In addition, we believe that equipment manufacturers, vendors, installers and other service providers will be able to realize revenues by advertising and offering their products for sale in our marketplace. We also intend for suppliers and service providers to use our marketplace to identify opportunities for the application of their products and services, and bid to participate on projects advertised by our consumer users.

The Software Platform

The software platform of our carbon reduction marketplace will consist of:

  a carbon calculator for determining carbon and energy consumption;

  a knowledge base for providing advice on how to achieve reductions in carbon emissions and energy consumption through the implementation of sustainability technologies;

  a forum for mounting and participating in online sustainability surveys;

  a vendor/products database for describing equipment/service providers and their offerings; and

  an auction/bidding platform where vendors are able to bid on consumer-initiated projects.

A key element of the software platform is an integrated carbon calculator which, based on initial user input, will calculate annual end-user (direct) carbon dioxide emissions attributable to energy and resource use in the home and at business premises (such as space-heating, hot water, and all electrical equipment), and for personal and public transport.

Initial user input will generate a base-line carbon footprint. A “what-if” analysis will provide estimated energy/carbon savings, relative to the base line resulting from the introduction of sustainable energy saving equipment and technologies. To assist the consumer with making a sound business decision with respect to sustainable energy options under consideration, expected payback period and return on investment information will also be provided.

In the event the consumer wishes to pursue the acquisition of energy saving equipment, he or she will have the option to list a project, on which equipment/service providers can bid. Facilities will have provided to assist the consumer in selecting the vendor of choice from the project bidders.

Upon completion of the installation, the vendor will certify that the energy or greenhouse gas emissions saving equipment has been properly installed. Following such certification, we intend to provide the consumer with incentives such as rebates, gifts, or credits redeemable toward the purchase of additional environmental sustainability reducing products or services supplied by participating suppliers. We believe that by providing such incentives, both consumers and businesses will be encouraged to become dedicated members of our marketplace and to use rely on our marketplace for business transactions. We have not yet entered into any agreements with suppliers to register as vendors in our planned online marketplace or to provide any consumer incentives or rebates.

Revenue Streams.

We intend to generate revenues through our carbon reduction marketplace from the following sources:

  Product vendor listing fees: vendors of environmental sustainability products or services may pay a fee to advertise and sell products or services through our online marketplace;

  Product sales commission fees: vendors of environmental sustainability products or services may pay a percentage of sales generated through our marketplace in exchange for the right to advertise and sell products or services via our online marketplace;

  Sale of keyword advertising: sale of keyword advertising directly to advertisers who may pay to embed keyword hyperlinks in informational materials appearing on our website.
  When a user follows the link, they will be directed to a sponsor's website;

  Sale of advertising via Google AdSense: We plan to generate revenue by participation in the Google AdSense service which displays text-only ads that correspond to the keywords of the content of the page on which the ad is shown. For example, an article on our website regarding a producer of solar energy panels might return an advertisement for that producers website or a .website of a retailer where the producer’s products are available. We have not yet applied to participate in the Google AdSenseprogram, but intent to do so once our website is complete;

  Large scale private survey services: we plan to offer the use of our carbon calculator and online infrastructure to private marketing firms or other entities to host large scale private survey solicitation campaigns; and

  Sale of market research information: we plan to sell market research information collected from users of our online marketplace, but only in accordance with our privacy policy, which will be structured according to applicable privacy laws, and which we will publish on our website. We are currently in the process of drafting our privacy policy.

Development Plan

We recently completed development of the initial interface for our first phase of the Carbon Calculator. We are further developing our carbon reduction marketplace and Carbon Calculator. With respect to the carbon reduction marketplace, we intend to hire individuals with expertise in website and electronic commerce platform design to assist our development efforts. With respect to the carbon calculator, we have identified certain entities that possess the environmental and computer science know-how to assist us to develop or license the technology that we require to carry out our business plan, however there is no assurance that we will succeed in developing, acquiring or licensing the technology required to create the carbon calculator. We anticipate that we will fully launch the commercial use of our carbon marketplace in fall 2008. More information on our planned targets and anticipated expenses can be found elsewhere in this Prospectus under the heading “Management’s Discussion and Analysis or Plan of Operation”.

Competition and Competitive Advantage

Various online carbon calculator type websites and applications are currently available which purport to accurately assess carbon emissions. The sophistication and accuracy of these applications vary considerably, with most only capable of providing a superficial analysis of carbon emissions based on a limited set of user inputted or variable data and a limited collection of statistics or date sets on which assumptions for interpreting variable data are made. We intend for our carbon calculator to incorporate comprehensive data set and calculation methods available in relation to other web based application. In this way, users of our carbon calculator will be able to input a large range of information and receive accurate and meaningful assessments of carbon footprints. Additionally, our carbon calculator application will be able to identify technologies or services available to users based on the specific information submitted by them, and calculate the conservations gains that would result from the implementation of those technologies or services. Though there are several existing businesses which operate or purport to operate on this model, our business model is distinguished from those in that we intend to provide a comprehensive resource for consumers and suppliers to identify each other and to buy and sell services and products. We believe that the comprehensiveness of our online marketplace, together with the commercial incentives that we intend to provide to dedicated users, will give us a competitive advantage.

Alternative Energy Sources and Technologies

Through our subsidiary Mantra Energy Alternatives, we intend to develop a portfolio of technologies related to the production of alternative energy, energy production management, mitigation of greenhouse gas emissions, and other environmental sustainability technology.

I. Three Phase Power Signal Processor

On October 1, 2007, through our subsidiary Mantra Energy Alternatives, we entered into an agreement with The Governing Council of the University of Toronto (the “University of Toronto”) pursuant to which we paid approximately $12,000 to the University of Toronto to acquire the exclusive right, for a period of 12 months commencing October 1, 2007, to negotiate and obtain an exclusive, worldwide license to exploit an invention known as “A Novel System for Detection and Extraction of Useful Signals in Three-Phase Power Systems” (the “TPS Processor”). During the term of the agreement the University of Toronto may not enter into any discussions with any other interested party to license or acquire the technology. The inventors of the TPS Processor (who are represented by the University of Toronto) filed patent applications for the TPS Processor in the United State and Canada in 2005. Those patent applications are pending and no patent has yet been granted in respect of the TPS Processor. There is no guarantee that any such patent will be granted in whole or in part.

Overview

The TPS Processor is designed to allow more efficient management of large scale power systems. Three-phase power systems are a common method of large scale power transmission. Examples of three-phase power systems are most wide area power grids, electrical generators and turbines, and industrial motors.

Power signals transmitted through three phase power systems (and other systems) are subject to fluctuations as they are generated, due to variations in transmission and disturbance from outside factors (such as power spikes or external interference) and other influences. Consequently it is necessary to monitor and correct these fluctuations at many points across the power grids, especially: at the generating source and at the end user interface. Failure to monitor and manage these signals can lead to catastrophic events such as the blackout that occurred in the Northeast United States and Canada in 2006 where a failure in one part of the grid system cascaded into the overall network, leaving millions of the population and many thousands of business without electrical power. In order to function, complex power systems require continuous, on-demand information for control, protection and diagnostics. Currently there is no signal processing method based on a single, low cost, small-size processor unit that is capable of accommodating all this in relation to three-phase power systems. Therefore, through our subsidiary Mantra Energy Alternatives, we intend to acquire the TPS Processor, an innovative new technology that we believe will serve as a significant improvement of the monitoring systems that are used today.

Initial research of the TPS Processor has been conducted regarding its application to wind farms, however the prospective use and functionality of the technology extends well beyond its application to wind farms. If we are successful in acquiring the TPS Processor, we intend to develop it first in the context of wind farms. Thereafter, once we have established a market presence, we intend to evaluate the technology for use in other common three-phase power systems.

Although preliminary tests of the TPS Processor have been successful, extensive additional development, refinement and testing are required before the commercial value of theTPS Processor can be fully assessed, and there is no guarantee that the TPS Processor will ever be commercially viable.

TPS Processor Design

The TPS Processor consists of two distinct parts: a controller and a driver. The controller takes the “pulse” of the raw incoming power and comprehensively analyzes the signal and determines all of its characteristics; the controller also performs a similar function on the grid network so that it now has a complete profile of the source and destination power supplies. The controller then instructs the driver of the modifications to be made to the source power to ensure compatibility with the destination power. An additional function that the controller performs is to have pre-established safety limits inherent in its programming so that if the signal from the source becomes too erratic or threatens overload, the controller will instruct the driver to shut down for safety reasons to protect people or equipment. This process happens almost instantly.

The driver receives instructions from the controller and modifies the source power to make it compatible with the destination power. The driver is a fairly standard piece of equipment; however it does possess some unique modifications to make the interface with the controller seamless. The above description works entirely in reverse so that if, for example, the destination was a specific piece of equipment with special electrical properties that was being fed from an independent source, if that source failed for any reason then the controller would instruct the driver to take power from an alternative source (the grid), modify it and feed it to the equipment; providing a seamless, uninterrupted supply to the equipment.

The TPS Processor is capable of receiving sets of signals including but not limited to signals which correspond to voltage, magnetic, and flux, and can serve as the building block for various signal processing requirements encountered in the context of power systems control, protection, monitoring and power quality. However, we anticipate that extensive additional testing and development will be required before any commercially viable application of the TPS Processor can be made.

Marketing Plan

Trials of the TPS Processor have been ongoing in Europe for the past 9 months with satisfactory results to date. The trials that are being conducted use the TPS Processor in the context of wind farms and it is in this application that we intend to make first use of the technology. Wind farms in North America are in their infancy, compared to other parts of the world, and many of the installations being proposed are small compared to installations in Europe.

Through our wholly owned subsidiary Mantra Wind, we have approached a developer of small wind farms and initiated negotiations regarding equipping a small wind farm with TPS Processors. We will not finalize these negotiations unless we are fist successful in securing a license of the TPS Processor. Each turbine will require at least one TPS Processor unit. If we succeed in installing and operating the TPS Processor under various load conditions for approximately one year we will have sufficient technical data to use the wind farm as a TSP Processor showcase for the North American market. Meanwhile the European data will be used to approach operators there with the proposal to retrofit some of older installations with the improved performance that the TPS Processor offers.

Competition and Competitive Advantage

Other methodologies currently exist to monitor power systems; the most common of these are Fast Fourier Transform (“FFT”) methods. As FFT methods are inherently for fixed frequency applications and can be made only partially frequency adaptive where frequency changes are slow. Such adaptation is accomplished by using high sampling rates, variable sampling rates, and/or nonlinear feedback processing. As a result, FFT methods would increase sensitivity to signal noise and disturbances, and would increase computational time, cost and complexity of monitoring systems. By contrast, using the TPS Processor overcomes these limitations and the reaction time is reduced from a matter of seconds to thousandths of a second. The ability to detect and correct the signals gained by use of the TPS Processor could be the difference between a grid failure and normal operations.

II. Electro Reduction of Carbon Dioxide (“ERC”)

On November 2, 2007, through our wholly owned subsidiary, Mantra Energy Alternatives Ltd., we entered into a technology assignment agreement with 0798465 BC Ltd. whereby we acquired all right and title in and to a certain invention for the electro-reduction of carbon dioxide as embodied by and described in the following patent cooperation treaty application:

Country	Serial No.	File Date	Status
PCT	PCT/CA2006/001743	10/13/2006	PCT

The technology is being developed to convert carbon dioxide by electrical reaction into a Formic acid that has several practical uses including use as a preservative or antibacterial agent in livestock feed and other perishable goods, as an agent to process organic latex (sap) into raw rubber, as a chemical for tanning leather and as an ingredient in household lime remover and other consumer products. Formic acid also has applications as an energy storage and generation medium as a fuel for direct formic acid (DFA) fuel cells and as a source of hydrogen for hydrogen fuel cells.

We also intend to retain the creators of the technology, from whom we acquired the rights, to carry out further development of the carbon dioxide reduction process to achieve optimal results on a consistent basis. At the conclusion of this phase an assessment will be made of the projects progress and the next phase to be conducted.

Energy System Design and Development

Overview

Through our wholly-owned subsidiary, Climate ESCO, we intend to provide energy service consulting. Our management believes that fundamental changes are occurring in energy markets because of escalating natural gas prices, fuel price volatility, increasing demand for alternative energy, electricity market restructuring and concern for climate change, and these factors are creating strong incentives for fuel switching, on-site energy production, and refinement of existing energy supply systems.

Through Climate ESCO we intend to develop innovations that will reduce energy costs for our customers and will stabilize supply, both at the production and consumer levels. We will work closely with any customers we are able to attract to identify opportunities to optimize production processes, reduce energy consumption, reduce operating costs, and to improve internal controls and overall management of energy consumption.

Services

We intend to provide the following consulting services to assist companies in developing and executing sustainability initiatives:

  Assessment Consulting Services: We will begin the solution development process with detailed assessment of existing operations, infrastructure, and an understanding of customers’ plans and objectives.

  Technology Consulting Services: An integral part of our energy consulting services will be to identify available technologies that are suitable to assist customers in meeting their objectives.

  Installation Consulting Services: We plan to provide installation consulting services and to develop a network of qualified and skilled wind energy installers, turbine and tower suppliers and technology providers and contractors.

  Aftercare Consulting Services: Our energy service solutions will include post infrastructure upgrade assessment to monitor progress and to measure the accuracy of predicted gains.

Our energy service solutions will address all aspects of our planned customers’ businesses such as supply and demand forecasting, system design, budgeting, and identification of suitable technologies, technology installation and maintenance which will enable customers to optimize their resources and provide significant benefits in energy cost savings, mitigation of negative environmental by-products and preservation of the environment. We hope that this integration will maximizes customers’ resources and provides opportunities for value creation through the risk management and system assessment.

Competition and Competitive Advantage

There are many entities engaged in energy system design and consultation services, most of who are focused on servicing large scale industrial entities. We intend to distinguish Climate ESCO’s services from our competitors by addressing the particular needs of small to medium sized niche businesses seeking to maintain strict environmental conservation standards and who wish to put forward a reputation for environmental stewardship. We also intend to market our services to residential developers and property owners who wish to adopt cutting edge sustainable energy solutions.

Promotional and Marketing Services Overview

In addition to assisting companies in developing and executing important sustainability initiatives, we intend to help companies communicate their objectives and sustainability initiatives to their customers and suppliers. Our promotional and marketing services are primarily targeted at small to medium sized businesses in the North American market.

There is a growing pressure on corporate entities of all sizes to carry out their business on a day to day basis in an environmentally friendly and sustainable way. Through our wholly owned subsidiary, Mantra Media, we intend to provide promotional and marketing services to companies in all aspects of the sustainability sector who wish to ensure that their customers and other people are aware of the sustainability initiatives that they are implementing.

Mantra Media will offer comprehensive marketing, advertising and public relations services including but not limited to:

  developing and implementing integrated promotional and public awareness strategies;

  copyrighting;

  advertising and packaging design;

  multimedia development;

  event planning; and

  public relations.

Competition and Competitive Advantage:

There are many entities engaged in marketing, advertising and public relations services, most of who do not provide services tailored to the area of environmental sustainability. We intend to distinguish Mantra Media’s services from our competitors by addressing the particular needs of businesses seeking to maintain strict environmental conservation standards and whose reputations rely on those standards. This may be achieved by integrating Mantra Media’s services with the expertise and know-how gained through the operation of our other subsidiaries.

Wind Farm Development

Through our wholly owned subsidiary Mantra Wind, we intend to build small to medium sized wind farm facilities. We intend to use these wind farms first, in order to test emerging wind power generation technologies and second, to equip remote communities or communities whose power structures are under stress with an alternative power supply. Presently, members of our management and Corporate Advisory Board have identified and have entered into discussions with the owners of wind turbine technology.

More information on how we intend to develop our planned businesses, including target dates of completion of certain steps and our anticipated expenses, can be found elsewhere in this Prospectus under the heading “Management’s Discussion and Analysis or Plan of Operation.”

Market Opportunities for the Mantra Group of Companies

Through our subsidiaries, we intend to acquire or develop a portfolio of environmental sustainability technologies, solutions and services. In an industry poised for growth, we intend to acquire technologies, arrange investments in emission reduction projects, and pursue opportunities related to environmental sustainability as such opportunities arise.

Marketing Strategy

Our marketing strategy is designed to increase awareness of our various technologies and services through an integrated cross-media strategy, whereby each of our products and services will be positioned and presented to draw attention to our other products and services.

We plan to establish contacts with the environmental conservation community, academic community and other groups by negotiating arrangements for their websites to have links to our various affiliated websites in order to drive traffic to our planned websites.

We plan to communicate the reduced costs and practical benefits of adoption of our planned alternative energy sources and energy production technologies and our consulting or marketing services through direct marketing, membership in regional sustainable energy associations, participation in targeted trade show events or seminars, and through the network of our Scientific Advisory Board. We intend to develop, promote, and position our technologies as commercially viable methods of reducing greenhouse gas emissions. Our direct marketing efforts will involve media and analyst communication and contact with multiple decision makers, including chief executive officers, presidents, vice presidents and operations managers. We will seek opportunities to place our brand in industry specific publications, press releases, authored articles, internet publications, online promotions and web-blogs.

Competition

Our competition consists of a number of small companies capable of competing effectively in the alternative energy market as well as several large companies that possess substantially greater financial and other resources than we do. Many of these competitors are substantially larger and better funded than us, and have significantly longer histories of research, operation and development. Our competitors include technology providers or energy producers using biomass combustion, biomass anaerobic digestion, geothermal, solar, wind, new hydro and other renewable sources.

There is well established competition in the traditional energy business from electric utilities and other energy companies who have substantially greater financial resources than we do. These competitors, either alternative energy companies or traditional energy companies, may be able to offer energy products more competitively priced and more widely available than ours and also they may have greater resources to create or develop new technologies and products than us. Therefore, there is no assurance that we will be successful in competing with existing and emerging competitors in the alternative energy industry or traditional energy industry.

We plan to identify business opportunities with interested parties and potential customers by networking and participating in conferences and exhibitions related to greenhouse gas emissions reduction and alternative energy sources and technologies. The strategic and geographical focus of our business is currently in North America. We believe that one of our competitive advantages is our online carbon reduction marketplace which brings energy/carbon reduction products/services providers into direct contact with consumers and enables facilitation of business contacts. The focus of our online carbon reduction marketplace is not on business to business carbon trading, as is the case with many of our competitors.

While the competitors may be operating similar business models, we plan to build our competitive position in the industry through the following ways:

  build our Scientific Advisory Board with skilled and proficient professionals;

  develop and acquire technologies to secure sustainable fuel supply chains;

  provide a comprehensive range of services;

  provide marketing and promotion services for the public awareness and reputation of sustainability initiatives.

However, since we are a newly-established company, we face the same problems as other new companies starting up in an industry. Our competitors may develop similar technologies to ours and use the same methods as we do and generally be able to respond more quickly to new or emerging technologies and changes in legislation and regulations relating to the industry. Additionally, our competitors may devote greater resources to the development, promotion and sale of their technologies or services than we do. Increased competition could also result in loss of key personnel, reduced margins or loss of market share, any of which could harm our business.

Research and Development

Since our inception, we have researched and developed plans for our carbon reduction marketplace and we intend to continue this development. We expect to spend approximately $410,000 in the research and development of our carbon market place over the next 12 months.

If we are successful in acquiring carbon-reducing technologies, we plan to retain a number of technical consultants and scientific advisors to help us develop and commercialize such technologies. We anticipate that we will incur modest expenses on research and development in carbon-reducing technologies over the next twelve months.

Intellectual Property

We have not filed for any protection of our trademark. We own the copyright of our logo and all of the contents of our website, www.mantraenergy.com.

Government Regulations

Some aspects of our intended operations will be subject to a variety of national, federal, provincial, state and local laws, rules and regulations in North America and worldwide relating to, among other things, worker safety and the use, storage, discharge and disposal of environmentally sensitive materials. For example, there is a federal law, the Resource Conservation Recovery Act (“RCRA”). RCRA is the principal legislation regulating hazardous waste generation, management and disposal. Under some of the laws regulating the use, storage, discharge and disposal of environmentally sensitive materials, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Laws of this nature often impose liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of hazardous or toxic substances. These laws and regulations may require removal or remediation of pollutants and may impose civil and criminal penalties for violations. Some of the laws and regulations authorize the recovery of natural resource damages by the government, injunctive relief and the imposition of stop, control, remediation and abandonment orders. The costs arising from compliance with environmental and natural resource laws and regulations may increase operating costs for both us and our potential customers. We are also subject to safety policies of jurisdictional-specific Workers Compensation Boards and like agencies regulating the health and safety of workers.

In addition to the forgoing, in the future our US, Canadian and global operations may be affected by regulatory and political developments by federal, state, provincial and local laws and regulations including but not limited to restrictions on trading of offset credits, verification of offset projects and related offset credits, price controls, tax increases, expropriation of property, modification or cancellation of contract rights, and joint ventures or other strategic alliances controls.

We are not aware of any material violations of environmental permits, licenses or approvals issued with respect to our operations. We expect to comply with all applicable laws, rules and regulations relating to our intended business. At this time, we do not anticipate any material capital expenditures to comply with environmental or various regulations and requirements.

While our intended projects or business activities have been designed to produce environmentally friendly green energy or other alternative products for which no specific existing regulations present barriers on our proposed business, any regulatory changes that impose additional restrictions or requirements on us or on our potential customers could adversely affect us through increased operating costs and potential decreased demand for our technologies or products or services, which could have a material adverse effect on our results of operations.

Employees and Consultants

As of February 11, 2008, we have 10 full time consultants providing services to us in the areas of management, business and systems development, and administration. Those 10 consultants include our Chief Executive Officer and our Chief Financial Officer who work as full time consultants in the areas of business development and management. We also engage independent contractors in the areas of accounting, legal, auditing services, graphic design services, investor relations, corporate development, and technology and general policy advising.

Over the next 12 months, we anticipate that we or our subsidiaries will add approximately 4 part time consultants as members of our scientific advisory board and 15 full time consultants or employees in the areas of programming, software development, research, technology evaluation, sales, marketing and environmental science consulting.

Description of Property

Our principal executive offices are located at 1205 – 207 West Hastings Street, Vancouver, British Columbia, Canada V6B 1H7. The office is approximately 1,689 square feet in size. On May 1, 2007, we entered into a lease agreement for premises which was amended nn July 1, 2007. Pursuant to the lease agreement, we have a term of two years and five months which ends on September 30, 2009. We pay a monthly rent of approximately $2,300 commencing on July 1, 2007 to September 30, 2008, and approximately $2,530 from October 1, 2008 to September 30, 2009.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve us or any of our properties or subsidiaries.

Market For Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. Our common stock is quoted on OTC Bulletin Board, under the trading symbol “MVTG.OB”. The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Our common stock began to trade on OTC Bulletin Board on January 9, 2008. On January 9, 2008, the highest price of our common stock on the OTC Bulletin Board was $0.75 and the lowest price was $0.50. During January 2008 the highest price of our common stock on the OTC Bulletin Board was $1.30 and the lowest price was $0.50. On February 12, 2008, the highest price of our common stock on the OTC Bulletin Board was $0.99 and the lowest price was $0.90. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Holders

As of February 11, 2008, there were 102 holders of record of our common stock.

Dividends

To date, we have not paid any dividends on our common shares and do not expect to declare or pay any dividends on our common shares in the foreseeable future. Payment of any dividends will depend upon future earnings, if any, our financial condition, and other factors as deemed relevant by our Board of Directors.

Equity Compensation Plans

As of February 11, 2008, we do not have any equity compensation plans.

Management's Discussion and Analysis of Financial Position and Results of Operations

The following discussion should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Forward Looking Statements

This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operation; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statement of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties and actual results could differ materially from those anticipated by the forward-looking statements.

Results of Operations

Lack of Revenues

We had limited operational history. Since our inception on January 22, 2007 to November 30, 2007, we have never generated any revenues. As of November 30, 2007, we had total assets of $290,782 and total liabilities of $240,562. We anticipate that we will incur substantial losses over the next year and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses

We accumulated total expenses of $635,987 from January 22, 2007 (date of inception) to November 30, 2007, including $6,598 in amortization, $119,987 in consulting fees, $47,607 in professional fees, $19,840 in rent and $441,955 in general and administrative expenses.

For the three months ended November 30, 2007, we incurred total expenses of $357,121, including $3,675 in amortization, $80,532 in consulting fees, $18,053 in professional fees, $11,984 in rent and $242,877 in general and administrative expenses. For the six months ended November 30, 2007, we incurred total expenses of $605,393, including $5,275 in amortization, $117,029 in consulting fees, $34,053 in professional fees, $19,095 in rent and $429,941 in general and administrative expenses.

Our general and administrative expenses consist of bank charges, travel, meals and entertainment, foreign exchange, office maintenance, communication expenses (cellular, internet, fax, and telephone), courier, postage costs and office supplies. Our professional fees include legal, accounting and auditing fees.

Net Loss

Since our inception on January 22, 2007 to November 30, 2007, we have incurred net loss of $635,987. For the three months ended November 30, 2007, we incurred net loss of $357,121. For the six months ended November 30, 2007, we incurred net loss of $605,393. Our net loss per share was $0.033 since our inception on January 22, 2007 to November 30, 2007 and $0.018 for the three months ended November 30, 2007.

Liquidity and Capital Resources

At November 30, 2007 we had cash of $185,883 in our bank accounts. At November 30, 2007, we had a working capital deficit of $38,470. Our accumulated deficit was $635,987 as at November 30, 2007. We are solely dependent on the funds raised through our equity or debt financing. Our net loss of $635,987 from January 22, 2007 (date of inception) to November 30, 2007 was funded by our equity financing. Since January 22, 2007 (date of inception) to present, we raised gross proceeds of $796,720 in cash from the sale of our securities as described in the following table.

Date of issuance	Type of security issued	Number of securities issued	Price per security	Total funds received
			($)	($)
January 2007	Common Shares	15,000,000 (1)	0.00001	300
May 2007	Common Shares	1,750,000	0.02	35,000
	Common Shares	10,000 (2)	-	For services
July 2007	Common Shares	1,221,500	0.10	122,150
	Common Shares	0 (3)	-	For services
August 2007	Common Shares	1,102,000	0.25	275,500
September 2007	Common Shares	37,878	0.25	9,470
	Common Shares	100,000	-	For services
October 2007	Common Shares	259,200	0.25	64,800
	Units (1)	155,000	0.40	62,000
November 2007	Common Shares	40,000	-	For acquisition of
December 2007	Common Shares	125,000	-	For services
	Units (1)	568,750	0.40	227,500
February 2008	Units (1)	600,000	0.40	For services
Total Common Shares		20,969,328		796,720

(1) On January 23, 2007, we issued 30,000,000 shares of our common stock to 0770987 BC Ltd., a company controlled by Larry Kristof, our President, CEO, CFO and director at $0.00001 per share for cash proceeds of $300. On July 12, 2007, 15,000,000 of the shares of our common stock issued to 0770987 BC Ltd. were cancelled.

(2) On May 28, 2007, we issued 20,000 shares of our common stock to an individual with a fair market value of $400 for consulting services. On September 7, 2007, the 10,000 shares of our common stock issued for consulting services were cancelled due to the cancellation of the consulting agreement.

(3) On July 6, 2007, we issued 25,000 shares of our common stock to an individual with a fair market value of $2,500 for consulting services. On September 7, 2007, the 25,000 shares of our common stock issued for consulting services were cancelled due to the cancellation of the consulting agreement.

For the three months ended November 30, 2007, we used net cash of $37,494 in investing activities and we used net cash of $309,341 in operating activities. We also received net cash of $351,880 from financing activities. The increase in cash for the three months ended November 30, 2007 was $5,045 due to the sale of our common stock. For the three months ended November 30, 2007, our monthly cash requirement was approximately $116,000 in operating and investing activities. As of November 30, 2007, we had cash of $185,883, which will only cover one month of expenses according to our current monthly burn rate.

We expect to require approximately $3,578,000 in financing to acquire and develop technologies and launch the online carbon reduction marketplace over the next 12 months (beginning February 2008), as follows:

Estimated
expenses
Description	($)
Completion, full launch and development of an online carbon reduction marketplace	1,135,000
Development and marketing of TPS Processor	560,000
Development and marketing of ERC Technology	513,000
Development of the end-to-end energy services business	525,000
Development of the promotional and marketing service business	225,000
Preliminary development of Wind Farms	620,000
Total	3,578,000

Our other planned operational expenses for the next twelve months (beginning February 2008) are summarized as follows:

Description	Target completion date or period	Estimated expenses
		($)
Attendance at Carbon Forum	February 28, 2008	6,000
Attendance at Fuel Cell Forum	March 31, 2008	7,000
Completion of road shows	April 30, 2008	26,000
Management and consulting fees (including expenses of the proposed Scientific Advisory Board)	12 months	430,000
Raise additional private or public equity (legal, accounting and marketing fees)	September 30, 2008	176,000
General and Administrative Expenses	12 months	115,000
Total		760,000

At present, our cash requirements for the next twelve months outweigh the funds available to maintain or develop our operations. Of the $4,338,000 that we need for the next 12 months, we had $185,883 in cash as of November 30, 2007. In order to fully carry out our business plan, we need additional financing of approximately $4,152,000 for the next 12 months. In order to improve our liquidity, we intend to pursue additional equity financing from private investors or possibly a registered public offering. We intend to negotiate with our management and consultants to pay parts of salaries and fees with stock and stock options instead of cash. There can be no assurance we will be successful in our efforts to secure additional equity financing. If we are unable to raise equity or obtain alternative financing, we may not be able to continue operations with respect to the continued development and marketing of our company and our subsidiaries and we may not be able to continue our operations and our business plan may fail. You may lose your entire investment.

If operations and cash flow improve through these efforts, management believes that we can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or an improvement in our liquidity situation. The threat of our ability to continue as a going concern will be removed only when revenues have reached a level that sustains our business operations.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in note 2 of the notes to our financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Foreign Currency Translation

Our functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. We have not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Stock-based Compensation

We have adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified retrospective transition method. We did not issue any stock options since our inception to May 31, 2007. Accordingly, there was no effect on our reported loss from operations, cash flows or loss per share as a result of SFAS No. 123R. As of February 11, 2008, we issued 1,200,000 stock purchase options to our consultants for their consulting services.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Jorgensen & Co., an Independent Registered Public Accounting Firm, audited our consolidated financial statements for the period from inception to May 31, 2007. Since inception, we have had no changes in or disagreements with our accountants.

Directors, Executive Officers, Promoters, And Control Persons

Directors and Officers

Our bylaws allow that the authorized number of directors shall be not less than one and no more than fifteen and shall be set by resolution of the Board of Directors. Our Board of Directors has fixed the number of directors at one.

Our current director and officers are as follows:

Name	Age	Position
Larry Kristof	36	Director, President, Chief Executive Officer
David Warren	59	Chief Financial Officer and Chief Operations Officer
Fred Mandl	63	Vice President of Systems Development
John Russell	68	Vice President of Technology Evaluation

Larry Kristof will serve as our director until our next annual shareholder meeting or until a successor is elected who accepts the position. Officers hold their positions at the will of the Board of Directors. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Larry Kristof, Director, President, and Chief Executive Officer

Larry Kristof has been our director, President and Chief Executive Officer since our inception on January 22, 2007. Mr. Kristof has over 15 years experience in business development and management. From 2003 until April 2007 he was President and CEO of Lexington Energy Services Inc., a public company quoted on the OTC Bulletin Board under the symbol “LXES.OB.”

Mr. Kristof co-founded Lexington Energy in 2003, and successfully built the company from concept through assets of over $7 million. Under Mr. Kristof’s direction, Lexington Energy designed and commercialized innovative mobile drilling rigs and nitrogen generation technologies. In early 2003, Mr. Kristof worked as Corporate Communications Manager of Trivello Energy Corp. (TRV.V), a company engaged in the oil and gas exploration and production in western Canada. From 1998 to 2001 Mr. Kristof was the founder and President of Westec Venture Group Inc., a company which provided business development and venture capital services.

David Warren, Chief Financial Officer and Chief Operations Officer

David Warren has been our Chief Financial Officer since July 20, 2007 and Chief Operations Officer since September 1, 2007. From 1988 to 2007, Mr. Warren was the CFO of ARC Sonics Inc. (previously a division of Cetec Engineering Inc.). ARC Sonics was a specialty engineering firm founded as a joint venture with the mining company Placer Dome. In his role as CFO, Mr. Warren negotiated the successful separation from the parent company; secured the first major contract with an international mining company; was responsible for the company’s financial reporting; advised on a capital acquisition, a private placement memorandum and a follow-up NASDAQ offering; advised on strategic planning and corporate policy. From 1987 to 1988 Mr. Warren was the CFO of Cetec Engineering Inc., a public company listed on the TSX Venture Exchange in Canada. Cetec Engineering Inc. manufactured hi-tech sawmill equipment.

From 1986 to 1987 Mr. Warren was the CFO of Quadralogic Technologies Inc., a biopharmaceutical company that has acquired, developed and commercialized its proprietary drug that is used today for the treatment of wet macular degradation (an eye disease prominent in older people). Mr. Warren was a team leader for an initial public offering on the Toronto Stock Exchange.

Mr. Warren is a member of the Canadian, British Columbia and Alberta Institutes of Chartered Accountants as well as being a Fellow of the Institute of Chartered Accountants in England and Wales. Over the past 35 years, Mr. Warren has advised both public and private companies in North America and the European Union in financing, management, control and growth. In particular, Mr. Warren has financial experience in early to medium stage companies in the hi-tech and biopharmaceutical areas.

Fred Mandl, Vice President of Systems Development

Fred Mandl has been our Vice President of Systems Development since September 1, 2007 and was appointed as a member of our Corporate Advisory Board on October 5, 2007. For the past five years, Mr. Mandl has owned and operated Camirand Management Services Ltd, a private consulting firm advising clients internationally in the areas of project management, human resources planning, training and development, and information technology planning. Mr. Mandl has over 20 years of business experience as a private sector manager, management consultant and management educator.

In addition to providing consulting services to numerous smaller client organizations, Mr. Mandl has served as a consultant to Matsushita Electric Company (Panasonic), MCI Communications, US West, Hyperion Software (California), Wm. Mercer Inc. (US), Alberta Innovation and Science (Province of Alberta), Transnet Group of Companies (in South Africa), Center for Business Skills Development (in Russia), Malaysian Airways System, Chevron Resources Canada, Shell Canada, Telus Mobility, Transportation and Highways (Province of British Columbia), MacDonald Dettwiler Associates (in Canada) and Phase Technology (in Canada).

Mr. Mandl holds a Bachelor of Science in Economics from the University of British Columbia, and an M.B.A. from Simon Fraser University in Vancouver, British Columbia.

John P. Russell, Vice President of Technology Evaluation

John Russell has been our Vice President of Technology Evaluation since September 1, 2007. As VP of Technology Evaluation, Mr. Russell will use his skills to find and evaluate technologies for our potential acquisition. His review will also include an economic evaluation that will help to determine potential for future profitability. From 1995 to the present, Mr. Russell has worked as Vice President of Technology with ARC Sonics Inc., a specialty engineering firm. Mr. Russell has over 30 years experience in the identification, evaluation and marketing of technological resources. He has authored several scientific publications and attended many scientific conferences where he has presented technological innovations. Mr. Russell holds a Bachelor of Arts from the University of British Columbia.

Other than as outlined above, none of our officers or directors currently serve on the boards of public companies.

Corporate Advisory Board

The Corporate Advisory Board will provide information and recommendations to our directors and management on an ongoing basis regarding the economic and regulatory aspects related to our various products, services, and ventures. The Corporate Advisory Board is composed of external specialists such as experts in law, finance, environmental policy, development, and marketing whom we have engaged as consultants on a part time basis.

The Corporate Advisory Board will provide advice and expertise in the following areas:

  consultation in relation to regulatory and corporate governance issues;

  identification and assessment of development opportunities;

  identification and assessment of strategic partnership and joint venture opportunities;

  project management, financing, marketing and sales consultation; and

  development and quality control of new technologies and software.

The Corporate Advisory Board will provide ongoing criticism and advice regarding the regulatory and business consequences associated with our technologies, projects and operations. We also intend to use the diverse network of individuals on the Corporate Advisory Board to promote our business, products, and services in the sustainability industry and to attract desirable strategic partners.

On October 1, 2007 we entered into consulting agreements with the individuals listed below. On October 5, 2007 we appointed them as members of our Corporate Advisory Board:

Peter Walton

Peter Walton was appointed as a member of our Corporate Advisory Board on October 5, 2007. From 1978 to the present, Mr. Walton has been providing private tax consulting services through his own company, Walton Management Inc. Mr. Walton is currently a director of Cabo Drilling Corp, a public company listed on the TSX Venture Exchange under the symbol “CBE”. Cabo Drilling Corp. provides mining related and specialty drilling services. His past directorships include, the Hong Kong Bank of Canada and Granges Inc., a mining company. Mr. Walton was, in the 1970’s, a senior tax partner at Peat Marwick, Mitchell (later KPMG). In the past he has also served as the following: Chairman of the Vancouver Board of Trade Taxation Committee, Governor of the Canadian Tax Foundation, Chairman of the Canadian Bar and Canadian Institute of Chartered Accountants Joint Committee on Taxation, Chairman of the Lion’s Gate Hospital Foundation, and President of the Capilano Golf & Country Club.

Grant V. Sawiak

Grant V. Sawiak was appointed as a member of our Corporate Advisory Board on October 5, 2007. Since July 2002 Mr. Sawiak has been and continues to be a partner with Fogler Rubinoff LLP where he is the chair of the securities law group. He has extensive experience in virtually all aspects of securities law, including public and private financings, take-over bids, stock exchange matters, mergers and acquisitions and reverse takeovers, and listings and financings on stock exchanges in Canada, the United States and Europe. Mr. Sawiak has had a distinguished legal career which includes chairing a panel of prominent securities lawyers retained by the Senate of Canada Standing Committee on Banking, Trade and Commerce to draft a report on the economic advisability of establishing a federal system of securities regulation in Canada; being a securities counsel in the privatization of NAV Canada; and authoring the book entitled “The Toronto Stock Exchange”. Since June 2007 he has been a director of Terra Nova Gold Corporation, a public company which is listed on the Toronto Stock Exchange Venture Exchange under the symbol “TGC”, on the Frankfurt Stock Exchange under the symbol “GLT”, and on the Berlin Stock Exchange under the symbol “GLT”.

Dr. Kevin Wainwright

Dr. Kevin Wainwright was appointed as a member of our Corporate Advisory Board on October 5, 2007. For the past five years, Dr. Wainwright’s principal occupation has been a program head of the Bachelor of Business Administration program at the British Columbia Institute of Technology (“BCIT”) School of Business, a lecturer for Simon Fraser University’s Masters of Public Policy program, and an instructor in Simon Frasier University’s Department of Economics. As well, he has held the position of director, SITE Centre of Excellence for applied research at BCIT since March 2007. Dr. Wainwright’s fields of specialization are microeconomic theory, environment and resources; industrial organization.

Dr. Wainwright’s publications and working papers include: “Fundamental Methods of Mathematical Economics” (4th edition) with Alpha Chiang (2004) McGraw Hill; “Environmental Regulation, Asymmetric Information and Moral Hazard”; “Dual Organizational Structures in Franchise Industries”’; and “Dogs of War: The Strategic Use of Legal Services in the Tort System”.

Dan Funaro

Dan Funaro has been VP of Business Development of our subsidiary Mantra Wind Inc. and a member of our Corporate Advisory Board since October 5, 2007. In 1988 Mr. Funaro founded the Euro-Pacific Development Group a development and construction company of residential and commercial properties in Vancouver, British Columbia. Mr. Funaro continues to serve as President and CEO of Euro-Pacific Development, a position he has held since 1988. He has been responsible for managing all facets of Euro-Pacific Development’s business including carrying out land use studies and acquisitions, governmental and municipal compliance, marketing and sales, and the finance and coordination of concurrent construction projects. Mr. Funaro’s expertise is in micro-managing complex real estate based development projects. He holds a Bachelor of Administration from Simon Fraser University in Vancouver, British Columbia.

Fred Mandl

Fred Mandl has been a member of our Corporate Advisory Board since October 5, 2007 and our VP, Systems Development since September 1, 2007. Please refer to Mr. Mandl’s biography noted above.

Scientific Advisory Board

The Scientific Advisory Board will provide information and recommendations to our directors and management on an ongoing basis regarding the scientific and technical aspects of our various products, technologies, services, and ventures. The Scientific Advisory Board will be composed of external specialists such as experts in environmental, electrical and systems engineering, and scientists working in the areas of climate change and sustainability, who we intend to engage as consultants on a part time basis.

The Scientific Advisory Board will provide advice and expertise in the following areas:

  identification and assessment new technologies and services;

  technology and software design;;

  sustainability and environmental policy.

The Scientific Advisory Board will provide ongoing criticism and advice regarding the technical, ethical, and environmental, consequences associated with our technologies, projects and operations. We have entered into consulting agreements with Dr. Colin Oloman and Dr. Edward J. Anthony and appointed them as members of our Scientific Advisory Board. We have also identified other suitable candidates and are currently in negotiation with them regarding the terms of their services. However, there is no assurance that we will be able to identify, attract or retain any or a sufficient number of qualified professionals.

Dr. Colin Oloman

Dr. Colin Oloman has been a member of our Scientific Advisory Board since November 2, 2007. Dr. Oloman is a graduate of the Universities of Sydney and British Columbia and has been engaged in the field of chemical engineering for 40 years, both in academia and industry. As a faculty member in the Department of Chemical and Biological Engineering at the University of British Columbia, from which he retied in 2004, Dr. Oloman has taught a range of undergraduate and graduate courses in the area of chemical and biological engineering. A professor emeritus of the University of British Columbia, professional engineer, member of the Chemical Institute of Canada and the Electrochemical Society, Dr. Oloman has authored or coauthored three books (Ol's Notes on Material and Energy Balances, Electrochemical Processing for the Pulp and Paper Industry, Handbook of Fuel Cell Modeling) plus numerous proprietary reports and publications in technical journals (www.chml.ubc.ca). He is also an inventor or co-inventor of some twenty U.S. and international patents. Dr. Oloman’s ongoing research and consulting interests are centered on electrochemical systems, with a focus on the design of electrochemical reactors for electro-synthesis and power generation.

Dr. Edward J. Anthony

Dr. Edward J. Anthony has been a member of our Scientific Advisory Board since January 23, 2008. Currently, Dr. Anthony is a Senior Research Scientist for the National Research Council ("NRC"), Canada, based in Ottawa. Dr. Anthony has had a lifetime of involvement with energy issues and most recently served as the Canadian Representative on the International Energy Agency and as the Session Chair responsible for the September 2007 Greenhouse Climate Change Sessions of the Pittsburgh Coal Conference in Johannesburg, South Africa. He has authored over 100 papers published in refereed journals, and directed several research projects at the NRC on the capture and sequestration of carbon dioxide for greenhouse gas abatement.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. The Board of Directors has determined that the cost of hiring a financial expert to act as a director us and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Code of Ethics

Effective February 11, 2008, we adopted a code of ethics and business conduct that applies to our officers, directors and employees and have filed copies of our code of ethics as an exhibit to the registration statement of which this prospectus is a part. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a current report on Form 8-K.

Executive Compensation

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officer who held this position during the last fiscal year, and each other executive officer whose total cash compensation exceeds $100,000:

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity	Nonqualified Deferred	All Other	Total
		($)	($)	($)	($)	Incentive Plan	Compensation Earnings	Compensation	($)
						Compensation	($)	($)
						($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	(1)	(2)
Larry Kristof, President, CEO & Director	2007	15,000	Nil	Nil	Nil	Nil	Nil	Nil	15,000

(1)	From our inception on January 22, 2007 to May 31, 2007.

(2)	Paid as consulting fees

Option Grants in the Last Fiscal Year

We did not grant any options or stock appreciation rights to our named executive officers or directors in the period from January 22, 2007 to May 31, 2007.

Management Agreements

On September 1, 2007 we entered into a consulting agreement with Larry Kristof as President and Chief Executive Officer. The agreement provides that Mr. Kristof is entitled to receive a monthly salary of $7,500. The agreement may be terminated on two weeks notice by either party.

From our inception to May 31, 2007, we paid $21,550 as consulting fees to 100772 Canada Ltd., a company controlled by David Warren, our CFO and COO. On September 1, 2007 we entered into a consulting agreement with David Warren as Chief Executive Officer and Chief Operations Officer. The agreement provides that Mr. Warren is entitled to receive a monthly consulting fee of $15,000. The agreement can be terminated by either party on two weeks notice.. Pursuant to the consulting agreement, we agreed to issue options to purchase up to 300,000 shares of our common stock to Mr. Warren. As of February 11, 2008, we issued an aggregate of 300,000 options to Mr. Warren. The options are exercisable at $0.25 per share for two years after the issuance date or upon the termination of the agreement, whichever occurs earlier.

On September 1, 2007 we entered into a consulting agreement with Fred Mandl regarding his services as our Vice President of Systems Development. Pursuant to that consulting agreement we agreed pay Mr. Mandl approximately $2,750 per month in the months during which he provides his services to us, pro-rated on a daily basis for partial months. As of February 11, 2008, we issued an aggregate of 150,000 options to Mr. Mandl. The options are exercisable at $0.25 per share for two years after the issuance date or upon the termination of the agreement, whichever occurs earlier. Either party may terminate the consulting agreement on two weeks notice.

On September 1, 2007 we entered into a consulting agreement with John Russell regarding his services as our Vice President of Technology Evaluation. Pursuant to the agreement we agreed pay Mr. Russell approximately $2,500 per month. As of February 11, 2008, we issued an aggregate of 150,000 options to Mr. Russell. The options are exercisable at $0.25 per share for two years after the issuance date or upon the termination of the agreement, whichever occurs earlier. Either party may terminate the agreement on two weeks notice.

Compensation of Directors

Our sole director did not receive any compensation for his service as a director during the fiscal year ended May 31, 2007. He also did not receive any compensation for his service as a director from May 31, 2007 to November 30, 2007. We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our Board of Directors or a compensation committee which may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of February 11, 2008, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of February 11, 2008, there were 20,969,328 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of	Percent of Class
		Beneficial Ownership	(%)
Common Share	Larry Kristof (1)	15,225,000 (2)	72
	1209 - 207 W. Hastings Street
	Vancouver, BC, Canada
	V6B 1H7

Common Share	David Warren (3)	300,000 (4)	1.4
	1269-3rd Street
	West Vancouver, BC, Canada
	V7S 1H8

Common Share	John Russell (5)
	3842 West 30th
	Vancouver, BC, Canada	150,000 (6)	(7)
	V6S 1X1

Common Share	Fred Mandl (8)
	#704-1159 Main Street
	Vancouver, BC, Canada	150,000 (9)	(7)
	V6A 4B6

	All Officers and Directors as a Group	14,850,000	73.4
Common Share	Metradon Ventures Limited (10)	1,200,000 (11)	5.6

(1)	Larry Kristof is our director, President and CEO.

(2)	Includes 14,250,000 issued common shares owned by 0770987 B.C. Ltd., a company over which Mr. Kristof has voting and investment control.

(3)	David Warren is our Chief Financial Officer and Chief Operations Officer.

(4)

Includes 300,000 options with each option to purchase 1 common share. 150,000 options vested on September 1, 2007 and will be exercisable at $0.25 per share until August 30, 2009 or upon the termination of Mr. Warren’s consulting agreement with us, whichever occurs earlier. The remaining150,000 options vested on January 1, 2008 and will be exercisable at $0.25 per share until December 31, 2009 or upon the termination of Mr. Warren’s consulting agreement with us, whichever occurs earlier.

(5)	John Russell is our VP of Technology Evaluation.

(6)

Includes 150,000 options with each option to purchase 1 common share. 100,000 of those options vested on October 5, 2007 and will be exercisable at $0.25 per share until October 4, 2009 or upon the termination of Mr. Russell’s consulting agreement with us, whichever occurs earlier. The remaining 50,000 options vested on January 1, 2008 and will be exercisable at $0.25 per share until December 31, 2009 or upon the termination Mr. Russell’s consulting agreement with us, whichever occurs earlier.

(7)	Less than 1%

(8)	Fred Mandl is our VP of Systems Development.

(9)

Includes 150,000 options with each option to purchase 1 common share. 100,000 common shares vested on October 5, 2007 and will be exercisable at $0.25 per share until October 4, 2009 or upon the termination of Mr. Mandl’s consulting agreement with us, whichever occurs earlier. The remaining 50,000 options vested on January 1, 2008 and will be exercisable at $0.25 per share until December 31, 2009 or upon the termination of Mr. Mandl’s consulting agreement with us, whichever occurs earlier.

(10)	Metradon Ventures Limited is our Asia business development consultant.

(11)	Includes 600,000 issued common shares and 600,000 common shares underlying warrants exercisable at $0.50 per share until August 11, 2008.

Changes in Control

There are currently no arrangements or agreements which would result in a change in control of us.

Certain Relationships and Related Transactions

On January 23, 2007, we issued 30,000,000 shares of our common stock to 0770987 BC Ltd., a company controlled by Larry Kristof, our President, CEO and director at $0.00001 per share for cash proceeds of $300. On July 12, 2007, 15,000,000 of the shares of our common stock issued to 0770987 BC Ltd. were cancelled.

As at November 30, 2007, we are indebted to Larry Kristof, our President for $13,446 representing expenses paid on our behalf. This amount is unsecured, non-interest bearing and has no repayment terms.

On February 8, 2008 we entered into a consulting agreement with Metradon Ventures Limited whereby that company will provide business and product development consulting services in Asia. On February 11, 2008, pursuant to that consulting agreement, we issued to Metradon 600,000 common shares and 600,000 warrants with each warrant to purchase one common share exercisable at $0.50 per shares until August 11, 2008.

Other than as described above in our sections entitled “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management”, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last fiscal years.

Director Independence

Our securities are quoted on the OTC Bulletin Board which does not have any director independence requirements.

Larry Kristof is presently our sole director and as such does not meet any of the definitions for independent directors. Once we engage further directors and officers, we will develop a definition of independence and scrutinize our Board of Directors with regard to this definition.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Under our Articles of Incorporation and bylaws, we may indemnify any officer, director, employee or person serving us at our request and who, because of such person’s position, is made a party to any threatened, pending or completed civil or criminal proceeding or investigation, provided that such person acted in good faith and in a manner such person reasonably believed to be in our best interest or if such had no reason to believe that his or her conduct was unlawful. To the extent that the officer, director, employee or other person is successful on the merits in a proceeding as to which such person to be indemnified, we must indemnify such person against all expenses incurred, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful..

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction determining, after exhaustion of all appeals therefrom, to be liable to us or for amount paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada. Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Financial Statements

Our audited consolidated financial statements for the period from our inception on January 21, 2007 to May 31, 2007 together with our unaudited interim consolidated financial statements for the quarter ended November 30, 2007 follow, commencing on page F-1.

Mantra Venture Group Ltd.
(A Development Stage Company)
Financial Statements as of May 31, 2007 (audited)
and November 31, 2007 (unaudited)

Financial Statement Index

Report of Independent Registered Public Accounting Firm	F–1
Consolidated Balance Sheets	F–2
Consolidated Statements of Operations	F–3
Consolidated Statements of Cash Flows	F–4
Consolidated Statement of Stockholders’ Equity	F–5
Notes to the Consolidated Financial Statements	F–6

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Mantra Venture Group Ltd.
(a development stage company)
Vancouver, BC, Canada

We have audited the accompanying consolidated balance sheet of Mantra Venture Group Ltd., a Nevada corporation, as of May 31, 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from January 22, 2007 (inception) to May 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mantra Venture Group Ltd. (a development stage company) as of May 31, 2007, and the results of its operations and its cash flows for the period from January 22, 2007 (inception) to May 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the exploration stage, has not yet achieved profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors, along with other matters set forth in Note 2, raise substantial doubt that the Company will be able to continue as a going concern. Management’s plan to address these matters is disclosed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Also, we have reviewed the accompanying interim financial information of Mantra Venture Group Ltd. as of August 31, 2007, and for the three-month period then ended. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

JORGENSEN & CO.
(a registered pubic accounting firm)
September 20, 2007
Bellevue, Washington

Mantra Venture Group Ltd.
(A Development Stage Company)
Consolidated Balance Sheets
As of May 31, 2007, August 31 and November 30, 2007
(Expressed in US Dollars)

	Audited	Unaudited
	May 31, 2007	Nov. 30, 2007
Assets

Cash, operating account	$13,982	185,883
Taxes receivable	357	15,199
Security Deposit	932	1,010
	15, 271	202, 092

Intangible Assets	-	37,095
Property and Equipment, net (Note 3)	11,875	51,595
	11,875	88,690

Total Assets	$27,146	$290,782

Liabilities

Accounts payable and accrued liabilities	8,794	18,796
Liability for subscriptions received	-	210,500
Due to related parties (Note 4)	13,446	11,266
Total Liabilities	22,240	240,562

Commitments and Contingencies (Notes 1 and 6)
Stockholders’ Equity

Preferred Stock:
Authorized: 20,000,000 shares, $0.00001 par value	–
Issued and outstanding: No shares

Common Stock:
Authorized: 100,000,000 shares, $0.00001 par value
Issued and outstanding:
(31,760,000 shares as at May 31, 2007)	168
(19,675,578 shares as at November 30, 2007)		197
Additional Paid In Capital	35,332	606,724
Deferred Compensation	-	79,286
Deficit Accumulated in the Development Stage	(30,594)	(635,987)
Total Stockholders’ Equity	4,906	50,220

Total Liabilities and Stockholders’ Equity	$27,146	$290,782

(The accompanying notes are an integral part of these financial statements)

Mantra Venture Group Ltd. (A Development Stage Company) Consolidated Statements of Operations (Expressed in US Dollars)

	Audited	Unaudited	Unaudited	Unaudited
	January 22, 2007	June 1, 2007	September 1, 2007	January 22, 2007
	(Inception) to May 31, 2007	to August 31, 2007	To Nov. 30, 2007	(Inception) to Nov., 2007
Revenues	$ -	$ -	$ -	$ -
Expenses
Amortization	1,323	1,600	3,675	6,598
Consulting	2,958	36,497	80,532	119,987
Professional fees	13,554	16,000	18,053	47,607
General & administrative	12,014	187,064	242,877	441,955
Rent	745	7,111	11,984	19,840

Total Expenses	30,594	248,272	357,121	635,987

Net Loss	$(30,594)	$(248,272)	$(357,121)	$(635,987)

Net Loss Per Share – Basic and Diluted	$(0.002)	$(0.013)	$(0.018)	-

Weighted Average Shares Outstanding	18,108,000	19,087,760	19,675,578	0

(The accompanying notes are an integral part of these financial statements)

Mantra Venture Group Ltd.
(A Development Stage Company)
Consolidated Statements of Operations
(Expressed in US Dollars)

	Audited	Unaudited	Unaudited	Unaudited
	(Inception) to May 31, 2007	June 01, to August 3, 2007	Sept. 01, to Nov. 30, 2007	(Inception) to Nov.30, 2007
Operating Activities

Net loss	$(30,594)	$(248,272)	$(357,121)	(635,987)
Adjustments to reconcile net loss to cash used
in operating activities:
Amortization	1,323	1,600	3,675	6,598
Services for shares	200	-	25,000	25,200
Deferred compensation	-	-	64,191	64,191
Change in operating assets and liabilities:
Accounts receivable	(357)	(6,045)	(8,797)	(15,199)
Prepaid expenses	(932)	(11)	(67)	(1,010)
Accounts payable and accrued liabilities	8,794	54,929	(44,927)	18,796
Due to related parties	13,446	(10,884)	8,705	11,267
Net Cash Used In Operating Activities	(8,120)	(208,683)	(309,341)	(526,144)

Investing Activities

Purchase of intangible assets	-	-	(12,000)	(12,000)
Purchase of property and equipment	(13,198)	(19,501)	(25,494)	(58,193)
Net Cash Used In Investing Activities	(13,198)	(19,501)	(37,494)	(70,193)

Financing Activities

Proceeds from issuance of common stock	35,300	395,040	141,380	571,720
Subscriptions received	-	-	210,500	210,500
Net Cash Provided By Financing Activities	35,300	395,040	351,880	782,220
Increase in Cash	13,982	166,856	5,045	185,883
Cash - Beginning of Period	–	13,982	180,838	-
Cash - End of Period	$13,982	$180,838	$185,883	-

Supplemental Disclosures
Interest paid	none	none	none	none
Income taxes paid	none	none	none	none

(The accompanying notes are an integral part of these financial statements)

Mantra Venture Group Ltd.
(A Development Stage Company)
Consolidated Statement of Other Stockholders Equity
(Expressed in US Dollars)
Capital Stock
				Deficit
				Accumulated
			Additional	in the
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total
	#	$	$	$	$
Balance, January 22, 2007	–	–	–	–	-
Common stock issued for cash at $0.00001 per share	15,000,000	150	150		300
Common stock issued for cash at $0.02 per share	1,750,000	18	34,982	-	35,000
Common stock issued for services at $0.02 per share	10,000	–	200	-	200
Net loss for the year ending May 31, 2007	–	–	–	(30,594)	(30,594)
Balance, May 31, 2007	16,760,000	168	35,332	(30,594)	4,906
Common stock issued for cash at $0.10 per share	1,246,000	12	124,588	-	124,600
Common stock issued for cash at $0.25 per share	1,081,760	11	270,429	-	270,440
Net loss for the quarter ending August 31, 2007	-	-	1	(248,272)	(248,271)
Balance, August 31, 2007	19,087,760	191	430,350	(278,866)	151,675
Common stock issued for cash at $0.10 per share	500	-	50	-	50
Common stock cancelled	(25,000)	-	-	-	-
Common stock issued for cash at $0.25 per share	317,318	3	79,327	-	79,330
Common stock issued for services at $0.25 per share	100,000	1	24,999	-	25,000
Common stock issued for acquisition at $0.25 per share	40,000	-	10,000	-	10,000
Common stock issued for cash at $0.40 per share.	155,000	-	-	-	-
Allocation to shares	-	2	31,206	-	31,208
Allocation to warrants	-	-	30,792	-	30,792
Stock based compensation	-	-	79,286	-	79,286
Net loss for the quarter ending November 30, 2007	-	-	-	(357,121)	(357,121)
Balance, November 30, 2007	19,675,578	197	686,010	(635,987)	50,220

(The accompanying notes are an integral part of these financial statements)

Mantra Venture Group Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements as at May 31, 2007
(Expressed in US Dollars)
Notes pertaining to the August 31, 2007 and November 30 2007 financial statements are unaudited

1.	Nature of Operations and Continuance of Business

The Company was incorporated in the state of Nevada on January 22, 2007 to acquire and commercially exploit various new energy related technologies through licenses and purchases. The Company is a development stage company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises,” in the business of developing and providing energy alternatives.

The Company has yet to acquire commercially exploitable energy related technology and has not generated revenues since inception. Management’s plan to continue operations includes raising additional equity capital through private and public offerings of it common stock and to eventually obtain profitable operations

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Mantra Energy Alternatives Ltd., incorporated in the state of Nevada on May 22, 2007. All significant intercompany balances and transactions have been eliminated. The Company’s fiscal year-end is May 31.

	b)	Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuations. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

	c)	Basic and Diluted Net Earnings (Loss) Per Share

The Company computes net earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	d)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at May 31, 2007, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

F–6

Mantra Venture Group Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements as at May 31, 2007
(Expressed in US Dollars)
Notes pertaining to the August 31, 2007 and November 30 2007 financial statements are unaudited

2.	Summary of Significant Accounting Policies (continued)

	e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	f)	Financial Instruments

The fair values of financial instruments, which include cash, accounts receivable, prepaid expenses, accounts payable and accrued liabilities, and due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

	g)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	h)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	i)	Stock-based Compensation

The Company has adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified retrospective transition method. The Company has not issued any stock options since its inception. Accordingly, there was no effect on the Company’s reported loss from operations, cash flows or loss per share as a result of SFAS No. 123R.

	j)	Property and Equipment

Property & equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of the related asset. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized.

	k)	Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

F–7

Mantra Venture Group Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements as at May 31, 2007
(Expressed in US Dollars)
Notes pertaining to the August 31, 2007 and November 30 2007 financial statements are unaudited

2.	Summary of Significant Accounting Policies (continued)

	l)	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

3.	Property and Equipment

	Cost	Accumulated depreciation	May 31, 2007 Net carrying value
Automobile	11,938	1,323	10,615
Office furniture and equipment	1,260	–	1,260
	$13,198	$696	$11,875

The Company’s automobile is depreciated on a straight line basis over its 3 year estimated economic life after deducting an estimated $4,000 salvage value. Office furniture and equipment were acquired at or near the end of the Company’s fiscal year end and no depreciation was recorded for fiscal 2007.

4.	Related Party Balances/Transactions

As at May 31, 2007, the Company is indebted to the President of the Company for $13,446, representing expenses paid on behalf of the Company. This amount is unsecured, non-interest bearing and has no repayment terms.

5.	Common Stock and Preferred Stock

Common Stock

The Company’s authorized common shares have no conversion rights and are not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in any dividends and in any liquidation of the Company. The Company’s common shares do not carry either cumulative voting or preemptive rights.

F–8

Mantra Venture Group Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements as at May 31, 2007
(Expressed in US Dollars)
Notes pertaining to the August 31, 2007 and November 30 2007 financial statements are unaudited

5.	Common Stock and Preferred Stock (continued)

Preferred Stock

The Company may, without approval from the common shareholders, issue up to 20,000,000 preferred shares, having a $0.00001 par value per share, in any series, rights and preferences as determined by its Sole Director of its Board of Directors. Preferred shares may be issued that have greater voting rights than the subsidiary’s common stock thus diluting the value of any outstanding shares of common stock.

Similarly, the Company’s sole subsidiary at May 31, 2007, Mantra Energy Alternatives Ltd., may, without approval from its common shareholders, issue up to 20,000,000 preferred shares, having a $0.00001 par value per share, in any series, rights and preferences as determined by its Sole Director of its Board of Directors. Preferred shares may be issued that have greater voting rights than the subsidiary’s common stock thus diluting the value of any outstanding shares of common stock.

Commitments

On May 1, 2007, the Company entered into a lease for premises in Vancouver, Canada. Under the terms of the lease, the Company is required to make monthly payments of $773 ($830CDN), plus applicable taxes until September 30, 2007. Thereafter, the monthly payment will increase by approximately 10% annually until September 30, 2009. Future lease payments for the next five years are as follows:

$
2008	9,878
2009	10,847
2010	3,728
2011	–
2012	–
$ 24,453

7.	Income Taxes

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income tax expense differs from the amount that would result from applying the U.S federal and state income tax rates to earnings before income taxes. The Company has a net operating loss carryforward estimated to be approximately $29,500 available to offset taxable income in future years which expires beginning in fiscal 2026. Pursuant to SFAS 109, the potential benefit of the net operating loss carryforward has not been recognized in the financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years.

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

May 31, 2007
Net loss before income taxes per financial statements	$30,594
Income tax rate	35%
Income tax recovery	(10,708)
Permanent differences	–
Temporary differences	383
Valuation allowance change	10,325
Provision for income taxes	$ –

F–9

Mantra Venture Group Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements as at May 31, 2007
(Expressed in US Dollars)
Notes pertaining to the August 31, 2007 and November 30 2007 financial statements are unaudited

7. Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of deferred income tax assets and liabilities at May 31, 2007, are as follows:

May 31, 2007
Net operating loss carry forward	$29,500
Valuation allowance	(29,500)
Net deferred income tax asset	$ –

The Company has recognized a valuation allowance for the deferred income tax asset since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The valuation allowance is reviewed annually. When circumstances change and which cause a change in management's judgment about the realizability of deferred income tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

8.	Subsequent Events

On July 12, 2007, 15,000,000 shares of common stock of 30,000,000 shares originally issued to the Company’s founder, CEO and sole Director were returned to treasury for no consideration and cancelled. The number of shares outstanding at May 31, 2007 reflects this event, reducing the number of shares for the Company’s initial capitalization to 15,000,000 shares of common stock.

Subsequent to May 31, 2007, the Company granted 165,000 shares of its common stock and options to purchase 1,350,000 shares of the Company’s common stock, to various employees and consultants. Each option gives the holder the right to purchase one share of common stock and is exercisable at $0.25, for two years from the date of the grant or vesting. A further 100,000 options to purchase shares of the Company’s common stock, to various employees and consultants, have been granted and is exercisable at $0.40, for two years from the date of the grant. In aggregate 1,450,000 options have been granted.

Subsequent to May 31, 2007, the Company organized several wholly owned subsidiary entities to conduct various aspects of its proposed business subsequent.

Subsequent to May 31, 2007, the Company sold 3,308,150 shares of its common stock in private placement offerings, raising approximately $742,325.

9.	Interim financial statements (unaudited, as of November 30, 2007)

The consolidated financial statements for August 31 2207 and November 30 2007and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. These consolidated financial statements include the accounts of the Company and its wholly owned subsidies (Mantra Energy Alternatives Ltd. Mantra Media Corp., Carbon Commodity Corporation, Climate ESCO Ltd. and Mantra Wind Inc.). All significant intercompany balances and transactions have been eliminated. The Company’s fiscal year-end is May 31.

The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") for interim financial information. They may not include all information and footnotes required by US GAAP for complete financial statements. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made.

F–10

Mantra Venture Group Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements as at May 31, 2007
(Expressed in US Dollars)
Notes pertaining to the August 31, 2007 and November 30 2007 financial statements are unaudited

9.	Interim financial statements (unaudited) (continued)

Subsequent to the end of the second quarter of the current fiscal year the Company has issued additional share capital at a price of $0.40 per share with a detachable, non transferable warrant attached to each share with a price of $0.50.

On December 24, 2007 the Company received clearance from the regulatory authorities to commence public trading of its common stock on the OTC BB. The trading symbol allocated to the Company is MVTG.

The Company has received subscriptions for its stock in cash and as of the quarter end of November 30, 2007 had not issued the stock associated with these subscriptions. The subscriptions in the amount of $210,500 have been recorded as cash and an equal amount recorded as a current liability; this liability was extinguished by the issuance of common stock in the Company on December 5 and December 10, 2007.

Non-Cash Transactions

During the six months ended November 30, 2007:

The Company issued 40,000 common shares and 250,000 stock options pursuant to the acquisition of technology totalling $10,000.00. The technology acquired is for the Electro Reduction of Carbon Dioxide that has a patent application filed.

The Company issued 125,000 common shares and 1,200,000 stock options for services.

The acquisition of intangible assets for shares with a fair market value of $10,000 and options valued at $15,095, have been excluded from The Statement of Operations for the six months ended November 30, 2007, see note below “Stock Options”.

Stock Options

Options have been granted with an exercise price equal to the fair market value of our stock on the date of grant and expire either two years after grant or vesting or five years after grant, depending on the terms of the grant.

During the second fiscal quarter of our current fiscal year we granted 1,450,000 options with an exercise price equal to the fair market value of our stock on the date of the grant. The stock options vest over a period of 4 months from grant.

Mantra Venture Group Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements as at May 31, 2007
(Expressed in US Dollars)
Notes pertaining to the August 31, 2007 and November 30 2007 financial statements are unaudited

9.	Interim financial statements (unaudited) (continued)

The following table summarizes the activity of the issued stock options.

Shares in thousands	Shares	Weighted	Weighted
		Average	Average
		Exercise	Remaining
		Price	Contractual
			Life (months)
Number of shares under option:
Outstanding at beginning of year	0	-
Granted	1,450	$0.26	29
Exercised	-	-
Forfeited	-	-
Expired	-	-
Outstanding at end of period	1,450	$0.26	29
Exercisable at end of the quarter
(November 30, 2007)	1,100	$0.26	29

The total fair value of the options vested during the quarter ended November 30, 2007 was $79,286. The compensation charge associated with stock options in the amount of $64,191 is included in the Statement of Operations for the six months ended November 30, 2007, the fair value of options associated with asset acquisition of $15,095 has been allocated to the asset.

The fair value of stock-based compensation awards granted during the period under review was estimated using the Black – Scholes option-pricing model with the following assumptions:

Grant Year	Grant Date	Expected Life	Expected Volatility	Dividend Yield	Risk Free Interest Rate	Weighted-Average Grant Date Fair Value
2007	Sept. 01	24 months	16%	0%	3.92%	$22,877
2007	Oct. 05	24 months	16%	0%	4.01%	$14,770
2007	Nov. 01	24 months	16%	0%	3.69%	$1,608
2007	Nov. 01	60 months	17%	0%	3.93%	$15,095
2007	Nov. 05	24 months	16%	0%	3.58%	$16,652
2007	Nov. 15	24 months	17%	0%	3.20%	$8,284
						$79,286

Mantra Venture Group Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements as at May 31, 2007
(Expressed in US Dollars)
Notes pertaining to the August 31, 2007 and November 30 2007 financial statements are unaudited

9.	Interim financial statements (unaudited) (continued)

Additional information regarding stock options as at November 30, 2007 is as follows:

Number of Common Shares	Exercise Prices	Expiry Date
300,000	$0.25	August 30, 2009
400,000	$0.25	October 04, 2009
50,000	$0.25	October 31, 2009
50,000	$0.40	November 04, 2009
50,000	$0.40	November 14, 2009
350,000	$0.25	December 31, 2009
250,000	$0.25	October 31, 2012
1,450,000

No stock options have expired as of November 30, 2007.

Share Purchase Warrants

During the six month period ending November 30, 2007, 110,000 share purchase warrants were outstanding as follows:

Number of Warrants	Exercise Price	Expiry Date
103,750	$0.50	November 19, 2009
6,250	$0.50	November 20, 2009
110,000

The fair value of the share purchase warrants issued during the period ending November 30, 2007, was in the amount of $30,792, which was determined using the Black – Scholes option value model with the following assumptions:

Grant Year	Grant Date	Expected Life	Expected Volatility	Dividend Yield	Risk Free nterest Rate	Weighted-Average Grant Date Fair Value
2007	Nov. 20	24 months	17%	0%	3.1%	$0.26
2007	Nov. 21	24 months	17%	0%	2.99%	$0.26

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

Commission filing fee	$ 170
Legal fees and expenses	15,000
Accounting fees and expenses	15,000
Printing and marketing expenses	100
Miscellaneous	730
Total	$ 31,000

Indemnification of Officers and Directors

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of us is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article V of our bylaws, filed as Exhibit 3.2 to the registration statement on October 18, 2007; and

  Nevada Revised Statutes (“NRS”), Chapter 78.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

	(a)	is not liable pursuant to NRS 78.138; or

	(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(c)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(d)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

3.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

	(a)	is not liable pursuant to NRS 78.138; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

4.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

	(a)	is not liable pursuant to NRS 78.138; or

	(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Recent Sales of Unregistered Securities

Since our inception on January 22, 2007 to February 11, 2008, we completed the following sales of unregistered securities:

  On January 23, 2007, we issued 30,000,000 shares of our common stock to 0770987 BC Ltd., a company controlled by Larry Kristof, our President, CEO and director at $0.00001 per share for cash proceeds of $300. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act. On July 12, 2007, 15,000,000 of the shares of our common stock issued to 0770987 BC Ltd. were cancelled.

  In May 2007, we issued 1,750,000 shares of our common stock to twelve non US investors at $0.02 per share for cash proceeds of $35,000 and 20,000 shares of our common stock to a non US individual with a fair market value of $400 for consulting services. On September 7, 2007, the 10,000 shares of our common stock issued for consulting services were cancelled due to the termination of the consulting agreement. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On July 6, 2007, we issued 1,221,500 shares of our common stock to fifteen non US investors and eight US investors at $0.10 per share for cash proceeds of $122,150 and 25,000 shares of our common stock to a non US individual with a fair market value of $2,500 for consulting services. On September 7, 2007, the 25,000 shares of our common stock for consulting services were cancelled due to the cancellation of the consulting agreement. In August 2007, we issued 1,102,000 shares of our common stock to twenty-one non US investors, and to six US investors at $0.25 per share for cash proceeds of $275,500. All the above described shares were issued without a prospectus pursuant to Regulation S and Section 4(2) of the Securities Act.

  On September 1, 2007 we issued options to purchase up to 550,000 common shares to seven consultants pursuant to consulting agreements for management or administrative services. Of the 550,000 options, 300,000 options vested on September 1, 2007 and will be exercisable at $0.25 per share until August 30, 2009 or upon the termination of consulting agreements, whatever occurs earlier. The remaining 250,000 options vested on January 1, 2008 and will be exercisable at $0.25 per share until December 31, 2009 or upon the termination of the applicable consulting agreements, whichever occurs earlier. These securities were issued without a prospectus pursuant to Regulation S of the Securities Act.

  In September 2007, we issued 37,878 shares of our common stock to one non US investor at $0.25 per share for cash proceeds of $9,470 and issued four consultants a total of 100,000 common shares with a fair market value of $0.25 per share for their consulting services. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  In October 2007 we issued 259,200 shares of our common stock to seven non US investors at $0.25 per share for cash proceeds of $64,800. These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On October 5, 2007, we issued six consultants options to purchase up to 400,000 common shares pursuant to consulting agreements for advisory services in relation to our corporate and scientific advisory boards. The 400,000 options are exercisable at $0.25 per share until October 4, 2009 or upon the termination of the applicable consulting agreements, whichever occurs earlier. These securities were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On November 1, 2007 we issued 0798465 BC Ltd., a company owned by our consultant and scientific advisory board member, Colin Oloman, 40,000 common shares and options to purchase up to 250,000 according to a technology assignment agreement. The options will be exercisable at $0.25 per share until October 31, 2012 or upon the rescission of the technology assignment agreement, whatever occurs earlier. These securities were issued without a prospectus pursuant to Regulation S of the Securities Act.

  In November 2007 we issued to four consultants options to purchase up to 250,000 common shares pursuant to consulting agreements for technology, business and multi-media development services. The 250,000 options are exercisable at $0.25 or $0.40 per share within two years after the date of issuance of the options or upon the termination of the applicable consulting agreements, whichever occurs earlier.
  These securities were issued without a prospectus pursuant to Regulation S of theSecurities Act.

  In November 2007 we issued eight non US investors and one US investor an aggregate of 155,000 units at $0.40 per unit for cash proceeds of $62,000. Each unit consists of one common share and one warrant to purchase one common share at $0.50 per share for two years from the date of issuance of the warrants. Of the 155,000 warrants, 103,750 were issued November 20, 2007, 6,250 were issued on November 21, 2007 and 45,000 were issued on December 1, 2007. These securities were issued without a prospectus pursuant to Regulation S and Section 4(2) of the Securities Act.

On December 4, 2007 we issued 100,000 shares of our common stock to our stock transfer agent, Island Stock Transfer, for its services. On December 13, 2007 we issued Dominic Roy 25,000 shares of our common stock for his multi-media development consulting services. These securities were issued without a prospectus pursuant to Section 4(2) and Regulation S of the Securities Act.

In December 2007 we issued various non US investors and two US investors an aggregate of 568,750 units at $0.40 per unit for cash proceeds of $227,500. Each unit consists of one common share and one warrant to purchase one common share at $0.50 per share for two years from the date of issuance of the warrants. These securities were issued without a prospectus pursuant to Section 4(2) and Regulation S of the Securities Act.

In February 2008, we issued 600,000 units at $0.40 per unit to Metradon Ventures Limited pursuant to a consulting agreement for business development services. Each unit consists of one common share and one warrant to purchase one common share at $0.50 per share for six months from the date of issuance of the warrants. These securities were issued without a prospectus pursuant to Section 4(2) and Regulation S of the Securities Act.

Our reliance upon the exemption under Section 4(2) of the Securities Act of 1933 was based on the fact that the issuance of the securities did not involve a “public offering.” Each offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act for transactions not involving any public offering.

Our reliance upon the exemption under Rule 903 of Regulation S of the Securities Act was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a US person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a US person.

Exhibits:

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
5.1	Legal Opinion & Consent
10.1	Larry Kristof Consulting Agreement dated September 1, 2007 (1)
10.2	David Warren Consulting Agreement dated September 1, 2007 (1)
10.3	Fred Mandl Consulting Agreement dated September 1, 2007 (1)
10.4	John Russell Consulting Agreement dated September 1, 2007 (1)
10.5	The Governing Council of the University of Toronto Agreement dated October 1, 2007 (1)
10.6	Technology Assignment Agreement with 0798465 BC Ltd. dated November 2, 2007 (2)
10.7	Consulting Agreement with Metradon Ventures Limited dated February 8, 2008.
14.1	Code of Ethics and Business Conduct
23.1	Consent of Auditor

(1)	Included as exhibits on our Form SB-2 filed October 18, 2007.

(2)	Included as an exhibit on our 10QSB filed January 22, 2008.

Undertakings Mantra hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

include any Prospectus required by Section 10(a)(3) of the Securities Act;

reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus;

2.

that for determining liability under the Securities Act, treat each post-effective amendment as a new Prospectus of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

3.	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

4.

for determining liability of Mantra under the Securities Act to any purchaser in the initial distribution of the securities, Mantra undertakes that in a primary offering of securities of Mantra pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, Mantra will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of Mantra relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of Mantra or used or referred to by Mantra;

	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about Mantra or its securities provided by or on behalf of Mantra; and

	(iv)	Any other communication that is an offer in the offering made by Mantra to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act, Mantra certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Prospectus on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on February, 2008.

Mantra Venture Group Ltd.

By:	/s/ Larry Kristof
Larry Kristof
Director, President, Chief Executive Officer

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Larry Kristof	Director, President, Chief Executive Officer	February 26,2008
Larry Kristof

/s/ David Warren	Chief Financial Officer, Chief
David Warren	Operations Officer,	February 26,2008
Principal Accounting Officer